Exhibit 10.10

FACILITIES AGREEMENT

THIS AGREEMENT is made on the date stated in Section 1 of Schedule 1.

BETWEEN

The party whose particulars are described in Section 2(a) of Schedule 1 (“Borrower”) of the one part;

AND

AmBank (M) Berhad (Registration No. 196901000166 (8515-D)), a company incorporated in Malaysia with its registered office at 22nd Floor, Bangunan AmBank Group, No. 55, Jalan Raja Chulan, 50200 Kuala Lumpur and having a place of business at the address stated in Section 2(b) of Schedule 1 (“Bank”) of the other part.

WHEREAS:-

1.	RECITAL

1.1	Facilities

At the request of the Borrower, the Bank has agreed to grant or make available to the Borrower from time to time the Facilities (as defined herein) subject to the terms and conditions contained in the Letters of Offer (as defined herein) and in this Agreement.

NOW THIS AGREEMENT WITNESSES as follows:-

2.	DEFINITIONS AND CONSTRUCTIONS

2.1	Definitions

In this Agreement (including the Recital) each of the following expressions has, except where the context otherwise requires, the meaning respectively assigned to them:-

AmBank Group	all the related corporations of the Bank incorporated inside or outside of Malaysia;

Authorisation	any consent, permission, approval (including but not limited to, any approvals from BNM pursuant to the Financial Services Act 2013), authorisation, order, license, exemption, registration, recording, filing or notarisation, payment of duty or tax;

BNM	Bank Negara Malaysia and includes its subsidiaries and bureaus established by it;

Base Lending Rate	the rate (by whatever name called) that is from time to time quoted by the Bank as its base lending rate;

Business Day	a day (other than a Saturday, Sunday or a public holiday) on which financial institutions licensed under the Financial Services Act 2013 are open in the state where the place of business of the Bank is located;

Charged Assets	the assets, property, interests and/or rights charged, mortgaged, assigned, pledged or howsoever given to the Bank under any of the Financing Documents as at the date of this Agreement and from time to time as security for the Secured Amounts, and references to “Charged Assets” means all or any of it;

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Connected Parties	shall have the same meaning as prescribed in the BNM “Guidelines on Credit Transactions and Exposures with Com1ected Parties” which includes, inter alia, directors, controlling shareholders, executive officers and credit officers and their close relatives;

Cost of Funds	the rate of interest incurred to the Bank for obtaining funds in the relevant interbank market to fund the amount and for the tenure of the Facilities applicable to the interest period or any overdue amount, as the case may be and to which shall be added the cost of maintaining statutory reserves and complying with liquidity and other requirements imposed at any time by BNM and/or any other authorities having jurisdiction over the Bank in Malaysia;

Event of Default	any of the events mentioned in Clause 13.1 (Evei1ts of Default) or any event which will become with the passage of time and/or the giving of notice and/or a determination being made would constitute any of the events mentioned in Clause 13.l (Events of Default);

Facilities	collectively: -

(a) the banking facility or facilities granted or made available by the Bank to the Borrower as at the date of this Agreement; and

(b) such other subsequent or further banking facility or facilities granted or made available after the date of this Agreement from time to time by the Bank to the Borrower,

in each case, subject to the terms and conditions of the relevant Letter of Offer and this Agreement and shall include any banking facility or facilities made available to the Borrower pursuant to or following any addition, increase, substitution, interchanging, termination, reduction, restructuring, advances, reinstatement or other variation whatsoever of such banking facility or facilities (or any part of them) provided always that the maximum aggregate principal amount of the Facilities is or shall be evidenced by the ad valorem stamp duty paid and endorsed from time to time and for the time being collectively on this Agreement or the Letter of Offers and the expression “Facilities” shall be constmed accordingly and references to “Facility” shall mean any one of the Facilities;

Financing Documents	collectively, this Agreement, the Letters of Offer and all other documents in connection with the Facilities (including but not limited to those documents constituting security or additional security for payment and repayment of the Secured Amounts) as at the date of this Agreement and from time to time and references to “Financing Document” means each or any one of them;

Land Acts	the National Land Code 1965 (Act 56 of 1965) of Peninsular Malaysia, Sarawak Land Code (Cap 81), Sabah Land Ordinance (Cap 68), the Land (Subsidiary Title) Enactment 1972, the Strata Titles Act 1985 and the Strata Titles Ordinance 1995 as the case may be;

Letters of Offer	collectively: -

(a) the letter of offer issued by the Bank to the Borrower as at the date of this Agreement (which letter has been duly accepted by the Borrower); and

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(b) such subsequent or further letter(s) of offer issued after the date of this Agreement from time to time by the Bank to the Borrower (which letter(s) has/have been duly accepted by the Borrower), in each case as attached to Schedule 4 and the expression “Letters of Offer” shall include any amendment, variation, addition, supplemental or substitution. References to “Letter of Offer” means each or any one of them;

Material Adverse Effect	events or circumstances which in the opinion of the Bank have a material adverse effect on:-

(a) the Borrower’s and/or the Security Party’s operations, assets, business or condition (financial or otherwise); or

(b) the Borrower’s and/or the Security Party’s ability to perform their respective obligations under the Financing Documents;

Permitted Security Interest	means:-

(a) any Security Interest previously disclosed in writing by the Borrower to the Bank prior to the date of execution of this Agreement;

(b) the Security Interest as set out in Clause 10.l(a)(i)-(iii) (Affirmative Undertakings and Covenants-Ranking);

(c) the Security Interest created pursuant to the Financing Documents; and

(d)

the Security Interest created pursuant to any hire-purchase or other leasing transaction entered into by the Borrower over the asset which is the subject matter of such hire-purchase or lease transaction;

RM and Ringgit Malaysia	the lawful currency of Malaysia;

Secured Amounts	all money outstanding or payable by the Borrower and the Security Parties under the Financing Documents in connection to the Facilities including principal, interest, additional interest, charges, commission, monies referred to Clause 15.2 and other costs whether such money is payable immediately or in the future, upon the happening of any contingency, solely or jointly with any other person or as principal or surety;

Security Interest or security	includes without limitation, any mortgage, debenture (whether fixed or floating), charge, pledge, assignment, lien, right of set-off and any other encumbrance or security interest of any nature whatsoever created or arising and any other agreement or arrangement having a similar effect or having the effect of providing a security or preferential treatment to a creditor;

Security Parties	collectively, all the parties providing any guarantee or security to secure the payment and repayment of the Secured Amounts from time to time for and references to “Security Party” means each or any one of them; and

Taxes	means any taxes, including but not limited to, goods and services tax, value added tax, consumption tax, consumer tax, indirect tax, service tax, duties, levies and other taxes which may now be or hereafter imposed by the Government of Malaysia.

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2.2	Construction of Certain References

Except to the extent that the context requires otherwise, any reference in this Agreement to:-

an “agency” of a state includes, at any particular time:-

(a)	any agency, authority, central bank, department, government, legislahire, minister, ministry, official or public or stah1tory person or state-owned organisation (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state; and

(b)	any person who in any capacity whatsoever then owns, holds, administers or controls any of the reserves of that state;

an “agreement” also includes a concession, contract, deed, franchise, licence, treaty or undertaking (in each case, whether oral or written);

an “asset” or a “property” of any person shall be construed as a reference to the whole or any part of its business undertaking, and revenues (including any right to receive revenues) and the benefit of all licenses held in connection with it;

“borrowed money” includes any indebtedness for or in respect of money borrowed or raised (whether or not for a cash consideration) by any means (including acceptances, deposits and leasing and other Islamic financing transactions), or for the deferred purchase price of assets or services;

a “directive” includes any present or future directive, policy, regulation, request, requirement or voluntary credit restraint programme (in each case, whether or not having the force of law but, if not having the force of law, the compliance with that is in accordance with the general practice of persons to whom the directive is addressed);

“disposal” includes any sale, assignment, exchange, transfer, concession, loan, lease, surrender of lease, licence, reservation, waiver, compromise, release, security, dealing with or the granting of any option or right or interest whatsoever or any agreement for any of the same and “dispose” means to make a disposal, and “acquisition” and “acquire” shall be constmed accordingly;

the “dissolution” or “winding-up” of a person also includes the corporate voluntary arrangement, judicial management, scheme of compromise or arrangement, composition, bankruptcy, merger, consolidation, amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation or winding-up of that person and any equivalent or analogous proceedings and “dissolve” and “wind up” shall be construed accordingly;

a “guarantee” also includes any other obligation (whatever called) of any person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, the indebtedness of any other person;

“indebtedness” includes any obligation (whether present or fuhire, actual or contingent, secured or unsecured, whether incurred as principal or surety or otherwise) for the payment or repayment of monies;

“land” (whether “freehold property” or “leasehold property” or “immovable property”) includes any buildings, stmchires or fixtures (including trade fixhires), fixed plant, machinery, or equipment at any time on the land;

“law” includes common or customary law and any constitution, constitutional documents, decree, judgment, legislation, court order, ordinance, regulation, statute (includes statutory provisions, all statutory instruments or orders made pursuant to it as from time to time, amended, re-enacted extended or consolidated) guidelines, directive, policy, treaty or other legislative measure, in each case, in any jurisdiction whatsoever and whether or not having the force oflaw and “lawful” and “unlawful” shall be construed accordingly;

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a “lease” includes any letting, underlease, sublease, or tenancy and any agreement for any letting, underlease, sublease or tenancy;

a “month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it commences or, where there is no date in the next calendar month numerically corresponding as aforesaid, the last day of such calendar month, and “months” and “monthly” shall be construed accordingly;

a “person” includes a natural person, company, corporation, firm, partnership, joint venture, consortium, association, organisation, unincorporated body of persons, trust, state or agency of a state (in each case, whether or not having separate legal personality);

a “receiver” includes a manager, a receiver and manager, nominee, trustee, supervisor, judicial manager, administrator, and also a liquidator;

“subsidiary” means a company that is being controlled by another company, being its holding or parent company and is further defined in Section 4 of the Companies Act 2016 “tax” and “taxes” includes any present or future tax, Taxes, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by or on whomsoever and wherever imposed, levied, collected, withheld or assessed (including any interest and penalty);

a “time” of day is a reference to Kuala Lumpur time (unless otherwise specified);

a “day” or “year” shall be construed by reference to the Gregorian calendar;

“ultimate holding company” means where the holding or parent company of the subsidiary which is not a subsidiary to another company, and is further defined in Section 5 of the Companies Act 2016; headings and sub-headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement;

words or expression denoting the singular includes plural and vice versa. Any gender includes all genders;

words “written” and “in writing” include any means of visible reproduction;

“Appendices”, “Clauses” and “Schedules” are to be construed as references to the appendices to, clauses of, and schedules to, this Agreement;

a sub-clause or a paragraph is to a sub-clause or paragraph of the Clause in which such reference appears;

an “associate corporation” of a company shall include any corporation in which the company hold not less than twenty per cent but not more than fifty per cent of the voting shares;

a “related corporation” of a company shall include (a) the holding company of the first company; (b) a subsidiary of the first company; (c) a subsidiary of the holding company of the first company; (d) a company which is under the leadership or management of the same shareholder(s) and/or directors of the ultimate holding company of the first company;

any reference to any document is to that document as the same may be amended from time to time with the written consent of the Bank and any document from time to time issued or executed supplemental, in addition or in substitution to or for it;

where there are two or more person or parties included or comprised in any expression, all agreements, covenants, terms, stipulations and undertakings expressed to be made by or on the part of such person or parties shall be deemed to be made by and binding upon such persons or parties jointly and severally unless where otherwise provided; and words denoting an obligation on a person to do any act matter or thing includes an obligation to procure that it be done and words placing a person under a resh·iction includes an obligation not to permit infringement of the resh·iction save where otherwise provided and “due”, “owing”, “payable” and “receivable” shall similarly be construed.

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3.	THE FACILITIES

3.1	Duration and Review

The Bank may at its discretion and at any time renew and/or review the Facilities. Upon such renewal and/or review, the Bank may impose terms and conditions in accordance with the provision in Clause 18.10 (Variation of Terms).

3.2	Pwpose

(a)	The Borrower shall use the proceeds of each Facility only for those purposes as set out in the relevant Letter of Offer or such other purposes as the Bank may agree at its discretion.

(b)	Further, the Bank is not obliged to enquire or ensure to the usage of the proceeds of any of the Facilities is according to such purpose.

3.3	Manner of Operation

The Borrower acknowledges and accepts that the operation and utilisation of each of the Facilities is subject to the specific terms and conditions set out in Schedule 2 (as applicable) and any other terms and conditions as the Bank may in its discretion stipulate.

3.4	Payment to Third Parties

(a)	The Borrower irrevocably and unconditionally authorises the Bank (but the Bank is not under any obligation) to make payment to any third parties on such terms as the Bank may deem fit in connection with:-

(i)	any purpose for which any of the Facilities is to be utilised and/or any underiaking issued by the Bank to that third pariy; and/or

(ii)	the perfecting or preserving any security or right under any Financing Documents.

(b)	The Bank is entitled to put aside the Facilities or any part of the Facilities towards meeting such payment as referred to in Clause 3.4 (a)(Payment to Third Parties) pending the actual disbursement of the Facilities or the release of such payment.

(c)	Such payment by the Bank shall constitute utilisation by the Borrower of the Facilities and the Borrower acknowledges that it is indebted to the Bank to the extent of such authorised payment.

(d)	The Bank shall, at all times, make any payment pursuant to Clause 3.4(a)(Payment to Third Parties):-

(i)	whether or not any Event of Default has occurred or whether the Bank has exercised any rights or remedies available to the Bank upon the occurrence of an Event of Default; or

(ii)	without further investigation or enquiry and the Bank need not concern itself with any claims made under the undertaking in Clause 3.4(a)(i)(Payment to Third Parties),

and it shall not be a defence to any demand made of the Borrower under this Agreement, nor shall any of the Borrower’s obligations be affected or impaired by the fact that the Bank was or might not have been justified in making such payment, in whole or in part.

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4.	CONDITIONS PRECEDENT

4.1	Conditions Precedent

(a)	Each Facility shall become available to the Borrower if the conditions set out in Clause 5.1 (Conditions for Utilisation) and all the conditions precedent listed in Schedule 3 (Conditions Precedent) have been fulfilled and are satisfactory to the Bank.

(b)	In the event that fulfillment of the conditions precedent set out in Schedule 3 (Conditions Precedent) consists of delivery of documents, it shall be in form and substance satisfactory to the Bank.

4.2	Waiver/Suspension/Non-Fulfillment of Conditions Precedent

(a)	The conditions set out in Clause 5.1 (Conditions for Utilisation) and Schedule 3 (Conditions Precedent) are inserted for the sole benefit of the Bank and may be waived, suspended or deferred by the Bank (in whole or in part) for the utilisation of any of the Facilities.

(b)	Pending fulfillment in the manner satisfactory to the Bank of the conditions set out in Clause 5.1 (Conditions for Utilisation) and Schedule 3 (Conditions Precedent), the Bank may at its discretion terminate or cancel any of the Facilities or suspend the utilisation of any of the Facilities.

(c)	The Bank reserves the right to assert such other terms and conditions for the continued or subsequent utilisation of any of the Facilities.

5.	CONDITIONS OF UTILISATION

5.1	Conditions for Utilisation

Subject to the terms and conditions of this Agreement, the Bank will make available each Facility for utilisation if:-

(a)	all representations and warranties in Clause 9.1 (Representations and Warranties) have been complied with and would be correct in all respects ;

(b)	no Event of Default has occurred;

(c)	no extraordinary circumstances or change of law or other governmental action has occurred nor breach of or default of any law as a result of making available the relevant Facility which in the opinion of the Bank, makes it improbable that the Borrower or any Security Party will be able to observe and perform its/their respective covenants and obligations under the Financing Documents to which they are a party;

(d)	there has been no material adverse change or prospective material adverse change in the economic, financial, interest rate, stock market, or political conditions in Malaysia or internationally;

(e)	not later than 11.00 a.m. on the Business Day before the proposed date of utilisation of the relevant Facility, the Bank has received and found satisfactory such additional information, legal opinion and/or other documents relevant in the context of or relating to the Financing Documents; and

(f)	the Bank is satisfied that funds are available to it for making available the relevant Facility for utilisation.

6.	INTEREST AND COMMISSION

6.1	Variation of Interest and Commission

(a)	The Bank is entitled from time to time to vary the Base Lending Rate, Cost of Funds, rate of interest, default interest, commission, discount rate, fees, other banking charges and/or change the mode of pricing and/or the applicable rest period by giving to the Borrower at least twenty-one (21) calendar days’ (or such other timeframe as may be prescribed from time to time) of prior written notice of such intention (save for any variation to the Base Lending Rate which shall be in accordance with Clauses 6.l(b), (c) and (d) (Variation of Interest and Commission) below). Any variation and/or change shall be effective from the date specified in such notice. Service of the written notice on the Borrower shall be effected in accordance with Clauses 18.6 (Notices) and 18.10 (Variation of Terms).

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(b)	For any upward or downward adjustment to the Base Lending Rate, the Bank shall revise the amount of the instalments of the Facilities accordingly. The Bank shall provide the Borrower with particulars of the revised instalment amount at least seven (7) calendar days (or such other timeframe as may be prescribed from time to time) prior to the date the revised instalment comes into effect.

(c)	Notwithstanding Clause 6.1(b) (Variation of Interest and Commission), the Bank may allow the Borrower to retain the instalment amount upon the Borrower’s specific request. This will result in either a bullet repayment at the end of the tenure of the Facilities or an extension of the tenure of the Facilities and may include new terms and additional cost of borrowing as shall be disclosed by the Bank to the Borrower.

(d)	In respect of the Base Lending Rate, the Bank shall advertise in one daily newspaper of the Bank’s choice a general notice of change of the Base Lending Rate addressed to the public generally or by posting a notice of such variation in any of the Bank’s premises.

6.2	Ascertaining Limits

For the purpose of ascertaining whether the limit of the principal intended to be secured has been exceeded or not, all accumulated and capitalised interest shall be deemed to be interest and not the principal amount.

6.3	Bank’s Rights to Charge Interest

The Borrower agrees that the right of the Bank to charge interest and to capitalise interest shall subsist regardless whether the relationship of banker and customer between the Bank and the Borrower may have been terminated and/or the account of the Borrower with the Bank may have closed or there have been an occurrence ofan Event of Default.

6.4	Default Interest

(a)	If the Borrower fails to pay any amount in accordance with this Agreement, the Borrower shall pay default interest on the Facilities as specified in the relevant Letter of Offer and in accordance with the terms of this Agreement.

(b)	All interest as set out in Clause 6.4(a) (Default Interest) shall continue to be payable notwithstanding that the relationship of banker and customer between the Bank and the Borrower may cease.

(c)	The Bank reserves the right to recall the Facilities upon non-payment of interest, the capitalised interest and/or all monies including disbursements due and payable to the Bank.

6.5	Capitalisation of Interest

Any unpaid interest may at the Bank’s discretion, be capitalised and added to the principal amount then owing under the Facilities, at the end of each calendar month and shall bear interest at the rate specified for each Facility and be secured and payable accordingly.

6.6	Calculation of Interest

All interest under this Clause 6 (Interest and Commission) shall accrue daily on the basis of a year of three hundred and sixty five (365) calendar days (or three hundred and sixty six (366) calendar days in the case of a leap year) and shall immediately be due and payable by the Borrower. So long as the default continues, the interest referred to in Clause 6.4(a) (Default Interest) shall be calculated on a similar basis daily and all interest payable under Clause 6.4(a) (Default Interest) that is unpaid shall be compounded on a monthly basis and shall bear the default interest as referred to in Clause 6.4(a) (Default Interest).

7.	[NOT USED]

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8.	SECURITY

8.1	Financing Documents

For the purpose of better securing the Secured Amounts, the Borrower shall execute and/or cause to be executed the Financing Documents.

8.2	Covenant to Provide Further Security

The Borrower shall provide further security to secure the Secured Amounts when required by the Bank at its own cost and expense and Borrower shall:-

(a)	execute in favour of the Bank such other security instruments and/or to substitute any existing security on all the Borrower’s right, title and interest in any assets, property, interests and/or rights (including any vendor’s lien); and

(b)	deposit with the Bank the document of title of any movable and immovable assets vested or registered in the name of the Borrower.

8.3	Continuing Security

(a)	The security created pursuant to the Financing Documents shall be a continuing security in full force and effect for the Secured Amounts until a written agreement by the Bank of an absolute and unconditional release.

(b)	The above is applicable despite the winding-up, amalgamation or appointment of a receiver or other similar proceedings, of the Borrower.

8.4	Liens and Other Securities Not Affected

The Bank shall have a lien on any securities which the Bank hold for or on account of the Secured Amounts in addition to the security created pursuant to the Financing Documents. Nothing contained in this Agreement shall operate so as to merge or otherwise affect any bill, guarantee, mortgage or other security otherwise secured or any right or remedy of the Bank.

8.5	Restriction Against Other Charges

The Borrower declares that there is no Security Interest having priority to the Charged Assets and shall not create any Security Interest over the Charged Assets.

8.6	Additional Security

Any security created pursuant to the Financing Documents shall be without prejudice to any security given by the Borrower and/or any Security Paiiy whether the same be for securing payment and repayment of the Secured Amounts and whether such security is taken as additional security.

9.	REPRESENTATIONS AND WARRANTIES

9.1	Representations and Warranties

The Borrower represents and warrants to the Bank as follows:-

(a)	Status: each of the Borrower and the Security Party as the case may be,

(i)	who is a body corporate, is a company duly incorporated with limited liability under the laws of Malaysia or is legally established or duly constituted under its Constitution or the Companies Act 2016 (for companies that do not have a constitution) and is validly existing; or

(ii)	who is a natural person, is of full age, of sound mind and is not an undischarged bankrupt,

and is acting as principal for its own account and not as agent or trustee in any capacity on behalf of any party in relation to the Facilities and/or any Financing Documents;

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(b)	Powers and Authorisations:

(i)	the Constitution of the Borrower and the Security Party include provisions:-

(i-i)	to own their assets;

(i-ii)	to carry on their business and operations as they are now being conducted; and

(i-iii)	to execute, deliver and perform the transactions contemplated in the Financing Documents;

(ii)	the Borrower and the Security Party have all the requisite power to execute and perform their obligations under the Financing Documents;

(iii)	the Financing Documents constitute legal, valid, binding and unconditional obligations of the Borrower and each Security Party, and enforceable in accordance with their respective terms; and

(iv)	where applicable, the Borrower has all the reqms1te power to perform the relevant transactions/project financed by the Bank under the Facilities;

(c)	Non-violation: the execution and delivery of the Financing Documents and the performance of any transactions contemplated in the Financing Documents do not and will not contravene:-

(i)	any law applicable to the Borrower or the Security Party, or their respective assets;

(ii)	the respective Constitution of the Borrower or the Security Party; or

(iii)	any agreement binding upon the Borrower or any Security Party, or affecting any of their respective assets;

(d)	Consents: all Authorisations have been duly and unconditionally obtained, made or taken for the due execution, delivery of and performance of the Financing Documents to ensure the validity, enforceability or priority of the liabilities and obligations of the Borrower and each Security Party or the rights of the Bank under the Financing Documents and/or for each of the Borrower and the Security Party to own its assets, carry on its business and operations as they are now being conducted and are in full force and effect;

(e)	No Default: no event has occurred which constitutes or has occurred which with the giving of notice and/or lapse of time and/or a relevant determination would constitute, a contravention of, or default under any agreement or instrument by which the Borrower or any Security Party or any of their assets are bound or affected being a contravention or default which might have a Material Adverse Effect;

(f)	Litigation: no litigation, arbitration or administrative proceeding or claim which might by itself or together with any other proceedings or claims have a Material Adverse Effect is presently in progress or pending or, to the best of the knowledge, information and belief of the Borrower after making due and careful inquiry, threatened against the Borrower or any Security Party or any of their assets;

(g)	Tax Liabilities: all necessary returns have been delivered by or on behalf of the Borrower to the relevant taxation authorities and the Borrower is not in default in the payment of any taxes, and no claim is being asserted with respect to any taxes which is not disclosed in the financial statements referred to in Clause 9.l(h) (Representations and Warranties-Accounts);

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(h)	Accounts: the latest audited financial statements (including the income and balance sheets) of the Borrower and the Security Party furnished to the Bank have been prepared on a basis consistently applied in accordance with generally accepted accounting principles in Malaysia and give a true and fair view of the results of its operations for that year and the state of its affairs at the date of the said financial statements, and in particular accurately disclose or reserve against all the liabilities (actual or contingent) of the Borrower and the Security Pariy as at such date and all material unrealised or anticipated losses from any commitment entered into by it and which existed on that date;

(i)	Material Change in Financial Condition: there has been no material adverse change in the financial condition or operations of the Borrower or the Security Party and its respective subsidiaries taken as a whole (as the case may be) since the date of the last audited financial statement furnished to the Bank;

(j)	No Security: save and except for the Permitted Security Interest, none of the assets and rights of the Borrower is affected by any Security Interest and the Borrower is not a party to, nor any of its assets bound by, any order, agreement or instrument under which the Borrower is or may be required to create, assume or permit to arise any Security Interest;

(k)	Information: all information and documents furnished by the Borrower in connection with the Facilities, the Financing Documents and each Security Party:-

(i)	are up to date as at the date they were provided or as at the date to which they refer, do not contain any unhue statement or omit to state any fact the omission of which makes any statements made in the light of the circumstances under which they are made, misleading;

(ii)	all expressions of expectation, intention, belief and opinion contained were honestly made on reasonable grounds after due and careful inquiry by the Borrower; and

(iii)	the Borrower is not aware of any material facts or circumstances that have not been disclosed to the Bank which might, if disclosed, adversely affect the decision of a person considering whether or not to provide financing to the Borrower;

(I)	Disclosure: the Borrower has fully disclosed in writing to the Bank all facts relating to the Borrower and the Security Party which the Borrower knows or should reasonably know and which are material for disclosure to the Bank in the context of the Facilities and the Financing Documents;

(m)	Title: the Borrower and/or the Security Party (as the case may be) are the beneficial owner or have title to the Charged Assets and all its respective assets;

(n)	No Event of Default: no Event of Default has occurred and/or is continuing;

(o)	Dissolution/Bankruptcy/Compromise or Arrangements: no steps have been taken or any legal proceedings or applications have been started or threatened:-

(i)	to restrncture the debt of the Borrower and any Security Party;

(ii)	in respect of the Borrower and any Security Party, (aa) a scheme of arrangement by the court pursuant to Section 366 (Arrangements and Reconstructions) of the Companies Act 2016, (bb) a corporate voluntary arrangement proposed by its directors under Section 396 (Corporate Voluntary Arrangement) of the Companies Act 2016, or (cc) an application to the court for it to be placed under judicial management under Section 404 (Judicial Management) of the Companies Act 2016, or any equivalent legislation as it may be applicable;

(iii)	for the dissolution of the Borrower or any Security Party; or

(iv)	the appointment of a receiver, trustee, judicial manager or similar officer of the Borrower or any Security Party, in respect of their assets;

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(p)	No Immunity: the Borrower and each Security Party is subject to civil and commercial law with regard to its obligations under the Financing Documents and the execution, deliver,y and performance of the Financing Documents constitute private and commercial acts rather than governmental or public acts and neither the Borrower, the Security Party nor any of their properties enjoy any immunity on the grounds of sovereignty or otherwise in respect of its obligations under the Financing Documents;

(q)	Conduct of Business: the Borrower is conducting its business and operations in compliance with all applicable laws and Authorisations;

(r)	Connected Parties: to the best of the Borrower’s knowledge and information after due and careful inquiry, the granting of the Facilities is not a related party transaction and to the best of the Borrower’s knowledge and information after due and careful inquiry:-

(i)	the Borrower’s directors are not a close relative to any Connected Parties of the Bank, or any of the Bank’s subsidiaries or entities controlled by the Bank;

(ii)	it has no control over the Bank’s Connected Parties; and

(iii)	none of the Bank’s Connected Parties are interested as director, partner, executive officer, agent of or guarantor for the Borrower, its holding company and/or its ultimate holding company.

The Borrower shall immediately inform the Bank if the above is not true and correct and provide the Bank with the names of the Connected Parties and their relationship;

(s)	Compliance with Environmental Laws: the Borrower has:-

(i)	duly complied with, and has operated, used and only permitted the use of all properties and businesses owned, leased, occupied or operated by the Borrower in compliance with all laws relating to the environment; and

(ii)	disclosed to the Bank any claims, inspections, investigations, sh1dies, audits, tests, reviews or other analyses concerning all material matters affecting the environment in relation to the Borrower and/or the Security Party and/or the development of any land comprised in the Charged Assets of which the Borrower and/or the Security Party is aware or should expect to be aware, and there are no environmental matters affecting the Borrower and/or the Security Party or any land comprised in the Charged Assets that would give rise to a liability under any environmental law or Authorisations;

(t)	Charged Assets: the Borrower and/or the Security Party (as the case may be) are absolutely entitled to the Charged Assets as at the date of this Agreement, free from all Security Interests and that:-

(i)	there subsists no breach of any law which materially and adversely affect the Charged Assets and its value;

(ii)	no third party or parties has or have any interest, title, claim or benefit on the Charged Assets;

(iii)	none of the Borrower nor any Security Party has entered into any agreement or arrangement (whether verbal or written) to convey, transfer, assign, charge or create any Security Interest over the Charged Assets;

(iv)	in respect of any land or any part of it comprised in the Charged Assets:-

(iv-i)	all conditions of land use (express or implied) and all Authorisations and laws have been and will be complied with;

(iv-ii)	all quit rent and other outgoings have been and shall be fully paid;

(iv-iii)	no notice of compulsory acquisition has been received by the Borrower and/or the Security Party, save where acquisition is required by the relevant authorities for purposes of infrastructure relating to the development of the said land (if so permitted under this Agreement); and

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(iv-iv)	where the land is being or to be developed, all requisite Authorisations for the development have been or shall be obtained and are still subsisting; and

(v)	where the individual document of title/strata title to any land or property comprising the Charged Assets, has yet to be issued, the sale and purchase agreement for the purchase of such Charged Assets and all other documentary evidence evidencing the Borrower’s and/or the Security Party’s interest to such Charged Assets are valid and subsisting and the Borrower and/or the Security Party are not aware of any event which may cause the sale and purchase agreement and other documents to be terminated or void and neither party is in breach of any agreement, covenant or stipulation in respect of the same; and

(u)	Commercial Benefit: it is commercially beneficial to each Security Party to execute, deliver and perf01111 the Financing Documents and the execution, delivery and performance of the Financing Documents do not contravene or violate any law, in particular, the Companies Act 2016 or any equivalent legislation.

9.2	Continuing Nature of Representations and Warranties

The Borrower represents and warrants to the Bank that the representations and warranties set out in Clause 9.1 (Representations and Warranties) are true and correct in all respects and will continue to be so for as long as any amount remains payable under this Agreement as if repeated by reference to the circumstances then existing save that each reference to annual accounts in Clause 9. I (h) (Representations and Warranties-Accounts) and to the date referred to in Clause 9.l(i) (Representations and Warranties-Material Change in Financial Condition) shall be construed to be a reference to the latest audited annual accounts of the Borrower then available and to the date of the financial year end of such accounts respectively.

9.3	Investigation of Representations and Warranties

The Bank’s right and remedies in relation to any misrepresentation or breach of warranty shall not be prejudiced by any investigation by or on behalf of the Bank into the Borrower’s affairs or by execution or the performance under this Agreement or by any other act or thing which may be done by or on behalf of the Bank or might, apart from this provision, prejudice or impair such rights or remedies.

10.	UNDERTAKINGS AND COVENANTS

IO.I	Affirmative Undertakings and Covenants

So long as the Facilities remains subsisting, or the Secured Amounts remain outstanding, or until all liabilities under the Financing Documents have been discharged or any amount remains to be lent, the Borrower undertakes and covenants with the Bank to:-

(a)	Ranking: ensure that the liabilities of the Borrower under the Financing Documents rank at least and will rank in point of priority and security to all its other unsecured and unsubordinated liabilities (both actual and contingent) except:-

(i)	liabilities which are subject to liens or rights of set-off arising in the normal course of business;

(ii)	liabilities which are subject to liens or rights of set-off arising in the normal course of trading and the aggregate amount of which in the Bank’s opinion is not material; and

(iii)	liabilities which are preferred solely by law and not by reason of any Security Interests;

(b)	Preparation of Accounts: prepare all its financial statements and cause the Security Party to prepare its financial statements on a basis consistently applied in accordance with generally accepted accounting principles and applicable laws in Malaysia and those financial statements shall give a true and fair view of the results of the operations of the Borrower and the Security Party as the case may be;

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(c)	Information: deliver and cause to be delivered to the Bank:-

(i)	as soon as they become available (and in any event within one hundred and eighty (180) calendar days after the end of each of their financial periods), copies of the consolidated and/or unconsolidated audited financial statements of the Bon-ower and the Security Party for that period which shall contain an income statement and a balance sheet and be audited and certified without qualification by a firm of independent accountants acceptable to the Bank;

(ii)	within ninety (90) calendar days after the end of each half year of their financial periods, copies of the consolidated and/or unconsolidated unaudited accounts for that period (including cash flow statements) of the Borrower and the Security Party as at the end of such periods, certified by two (2) of their respective directors confirming that such unaudited accounts represent true and fair view of the financial condition of the Borrower and the Security Party respectively; and

(iii)	promptly, such additional information (financial or othe1wise) on the Borrower and/or the Security Party (including any change in the tax and taxing jurisdiction), as the Bank may from time to time reasonably request;

(d)	Authorisations: obtain, renew and maintain any Authorisation in full force and effect required under any applicable law:-

(i)	to ensure the validity, enforceability or admissibility of the Financing Documents; and

(ii)	to enable the Borrower and the Security Party to perform their respective obligations under the Financing Documents and to carry on their respective businesses.

The Borrower shall promptly deliver to the Bank certified copies of any Authorisation and the Borrower shall comply and/or procure compliance with the terms of the aforesaid and immediately notify the Bank upon becoming aware of the revocation or variation of any Authorisation;

(e)	Insurances:

(i)	the Borrower shall and/or cause the Security Party to maintain and keep in full force and effect such insurances with the insurance companies within the AmBank Group or such other insurance companies as acceptable by the Bank, in respect of its respective assets including the Charged Assets against all risks which a prudent company carrying on a business similar to that of the Borrower’s or the Security Party’s would normally insure;

(ii)	the Borrower shall and/or cause the Security Party to punctually pay all premiums necessary for maintaining such insurance; and

(iii)	if default is made in effecting, maintaining or renewing any insurance as may be required by the Bank, it shall be lawful but not obligatory for the Bank to effect, maintain or renew any insurance at its discretion, the costs and expenses shall be debited to the Borrower’s account;

(f)	Records on Business, Access and Inspection:

(i)	maintain records adequate to record and reflect in accordance with sound accounting practices the operations and financial condition of the Bon-ower;

(ii)	the Borrower shall and/or cause any third party to permit the Bank or its agents at all reasonable times to have access to and to inspect:-

(ii-i)	its books of accounts and records relating to its business at any office, branch or place of business of the Bon-ower;

(ii-ii)	all records kept by any other persons so far as such records relate to or affect the Financing Documents; and

(ii-iii)	all Charged Assets; and

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(iii)	give written authorisation to any third party to facilitate the access and inspection by the Bank;

(g)	Default, Adverse Change and Litigation: immediately notify the Bank of:-

(i)	any event which has or might have a Material Adverse Effect;

(ii)	an occurrence of an Event of Default;

(iii)	any substantial change in the nature of the business of the Borrower and/or any Security Party; and

(iv)	any existing or threatened litigation, investigation or proceeding of any nature before any court, tribunal, regulatory bodies or administrative agency which may exist at any time between the Borrower and/or the Security Party and any governmental authority or any third party which if determined, might have a Material Adverse Effect.

Such notice shall be accompanied by a statement of the authorised signatory(ies) of the Borrower or such Security Party setting out details of such occurrence and stating the action which the B01Tower or such Security Party proposes to take together with, in the case of the notification referred to in Clause 10.1(g) (iv) (Affirmative Undertakings and Covenants-Default, Adverse Change and Litigation), the amount of any contingent liability if such amount is ascertainable;

(h)	Pay Indebtedness: subject to Clause 10.1(1) (Affirmative Undertakings and Covenants-Subordinated Advances), the Borrower shall pay all its indebtedness when due for payment and perform all other obligations under the Financing Documents;

(i)	Taxes and Outgoings: the Borrower shall and/or cause the Security Party to punctually pay and discharge all taxes, quit rents, rates, outgoings, assessments and governmental charges or levies imposed on it, its income, profits or any of its assets (including without limitation, any land comprised in the Charged Assets) when the same shall become due and payable. The Borrower shall discharge all liabilities which by the general law would rank, or might come to rank in priority to any of the Security Interests created by or under any of the Financing Documents and deliver certified true copies of the relevant receipts to the Bank evidencing such payment;

(j)	Conduct of Business: conduct its business and affairs in a proper manner with due diligence and efficiency and in accordance with sound financial and business standards and practices and in accordance with its Constitution;

(k)	Further Assurances: at its own expense execute or procure the execution of all security instruments and such documents as the Bank may consider necessary for giving full effect to the Financing Documents or securing to the Bank the full benefit of all rights, powers and remedies conferred upon the Bank in the Financing Documents;

(1)	Subordinated Advances: ensure that all advances made or to be made by its directors, its shareholders, its subsidiaries or its related or associate corporations to be subordinated to its liabilities to the Bank under and in connection with the Facilities;

(m)	Appointment of Auditors: appoint such auditor or firm of auditors acceptable to the Bank and authorises such auditor or firm of auditors to supply the Bank with a certified copy of any communication sent by such auditor to the Borrower and further to communicate directly with the Bank at any time in respect of any matter connected with the accounts and operations of the Borrower. The Bank is authorised to communicate directly with such auditors in respect of any information required to be furnished by the Borrower to the Bank under this Agreement;

(n)	Notification: promptly inform the Bank:-

(i)	of any change in its residency status;

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(ii)	without prejudice to the provisions of Clause 10.2(j) (Negative Undertakings and Covenants- Change in Shareholdings and/or Directors and/or Key Management Officers), of any change in the composition of the members of its board of directors and/or key management;

(iii)	without prejudice to Clause 10.2(e) (Negative Undertakings and Covenants-Investments), if it undertakes any further investments other than any existing investments disclosed in writing to the Bank prior to the date of this Agreement; and

(iv)	if any of the Borrower’s authorised signatories are no longer authorised to act on the Borrower’s behalf;

(o)	Annual Return: promptly furnish to the Bank a certified true copy of its annual return and return of allotment of shares as submitted to the Companies Commission of Malaysia or such other equivalent regulatory body;

(p)	Valuation: upon request by the Bank at any time (at the discretion of the Bank), procure a valuation of any of the Charged Assets, including any land, such valuation to be carried at the Bank’s cost and expense by independent professional valuers/surveyors acceptable to the Bank;

(q)	Development of Land: comply or cause to be complied with all environmental laws affecting any land comprised in the Charged Assets. In the event the Borrower decides to develop any land comprised in the Charged Assets, the Borrower shall undertake such development in accordance with the requirements and conditions of the relevant authorities and in compliance with all applicable laws including but not limited to environmental laws;

(r)	Subdivision of Land: in the event any land comprised in the Charged Assets is subdivided and the subdivided titles are issued without the Bank’s interest as chargee appearing, the Borrower shall within two (2) Business Days of their receipt of such subdivided titles, deposit or cause to be deposited the same with the Bank or its solicitors and shall, at the costs and expense of the Borrower, execute/cause to be executed duly registrable land charges in respect of such subdivided titles under the Land Acts so as to register the Bank’s security interest as such;

(s)	Performance of Obligations: the Borrower shall and cause the Security Party to observe, perform all its obligations under the Financing Documents and be bound by all conditions, covenants and stipulations contained in the Financing Documents to which they are a party to;

(t)	Shortfall in Working Capital: ifit appears to the Bank at any time or if the Bank at its discretion consider that there shall be a shortfall in the Borrower’s working capital, provide or cause to be provided additional funds for its business to make up such deficiency within such time of the Bank requiring the Borrower to do so; and

(u)	Opportunity: in the event that the Borrower and/or the its existing or future related corporation require any financial and corporate advisory and/or investment banking services of a nature which falls within the scope of the AmBank Group and/or the Bank’s business activities, the Borrower shall grant to the AmBank Group the opportunity to offer such financial and corporate advisory and/or investment banking services as required and any appointment arising from it shall be on the agreed terms and conditions by the respective parties. For the avoidance of doubt, the Borrower is under no compulsion to accept such offer.

10.2	Negative Undertakings and Covenants

So long as the Facilities remains subsisting, or the Secured Amounts remains outstanding, or until all liabilities under the Financing Documents have been discharged or any amount remains to be lent, the Borrower shall not without the prior written consent of the Bank:-

(a)	Negative Pledge: create, incur, assume, suffer or permit to exist or attempt to create, incur, assume, suffer or permit any caveat or prohibitory order or any Security Interest to arise on, subsist or affect, all or any part of its rights or assets other than the Permitted Security Interest;

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(b)	Indebtedness: create, incur, assume, guarantee or permit to exist any indebtedness save and except for:-

(i)	the Facilities; and

(ii)	other unsecured indebtedness (other than borrowed monies) incurred in the ordinary course of business of the Borrower and on ordinary commercial terms on the basis of arm’s length transaction and payable within twelve (12) months from the date on which it was incurred;

(c)	Constitution: add to, delete, vary or amend its Constitution or change its financial year;

(d)	Change in Nature of Business: change or threaten to change the nature or scope of its present business, suspend or threaten to suspend a substantial part of the business or operations which it now conducts directly or indirectly;

(e)	Investments: undertake any domestic or overseas investment that is not consistent with its present business or that will intenupt or alter or threaten to alter the nature, scope or manner of its present business or operations which it now conducts directly or indirectly, which consent shall not be unreasonably withheld by the Bank;

(f)	Variation of Share Capital: decrease or in any way alter (other than by way of an increase) the authorised or issued and paid-up capital of the Borrower in existence at the date of this Agreement whether by varying the amount, structure, value or the attached rights;

(g)	Loans and Advances: make or permit to exist any loans or advances, or provide any credit or guarantee, or provide any indemnity or assurance against loss to or for the benefit of any person, or act as surety or otherwise voluntarily assume any liability, whether actual or contingent (other than normal trade credit or trade guarantees or temporary loans to staff, customers, contractors or suppliers in the ordinary course of business and on ordinary commercial terms on the basis of arm’s length transactions);

(h)	Loans to Directors, Shareholders and Subsidiaries or Officers: without prejudice to Clause 10.2(g) (Negative Undertakings and Covenants-Loans and Advances), make any loans to its directors, shareholders, subsidiaries or officers, members and board members other than in the ordinary course of business and on ordinary commercial terms on the basis of arm’s length transactions;

(i)	Dividends: declare or pay any dividend or bonus issue or make any other distribution on or in respect of any of its share capital, which consent shall not be unreasonably withheld by the Bank;

(j)	Change in Shareholdings and/or Directors and/or Key Management Officers: register or permit any change in its existing shareholders and/or the composition of the members of its board of directors and/or key management officers as at the date of this Agreement, which consent shall not be unreasonably withheld by the Bank. The restriction in this Clause 10.2(j) (Negative Undertakings and Covenants- Change in Shareholdings and/or Directors and/or Key Management Officers), to the extent that it relates to a change in its existing shareholders and/or the composition of the board of directors shall not apply in the event that the Borrower is a company listed on Bursa Malaysia Berhad;

(k)	Disposal: sell, transfer, encumber or otherwise dispose of or in any way cease to exercise control over, whether by a single transaction or a number of transactions, related or not, the whole or any part of the Borrower’s assets except in the ordinary course of business and on ordinary commercial terms on the basis of arm’s length transaction for an aggregate amount which, in the sole opinion of the Bank is not material;

(])	Partnership: enter into any paiinership, profit sharing or royalty agreement or other similar arrangement whereby its income or profits are, or might be shared with any other person or enter into any management contract or similar arrangement whereby its business and operations are managed by any other person except in the ordinary course of business, on ordinary commercial terms and on the basis of arm’s length arrangements;

(m)	Restriction on Transaction: enter into any transaction with any person, firm or company except for any transaction permitted under this Agreement or in the ordinary course of business, on ordinary commercial terms and on the basis of arm’s length arrangements, or establish any exclusive purchasing or sales agency, or enter into any transaction whereby the B01rower might pay more than the ordinary commercial price for any purchase or might receive less than the full commercial price (subject to n01mal trade discounts) for its products;

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(n)	Indebtedness Owed to Borrower: save and except for an amount which in the sole opinion of the Bank is not material, release, waive, amend or vary the terms of any indebtedness owed to it by any person, in particular, agree to the capitalisation of any such indebtedness, whether by conversion or exchange of the same or any part ofit into or for share capital in the company which owes the same or otherwise;

(o)	Repayment of Shareholders Advances: subject to Clause 10.1(1) (Affirmative Undertakings and Covenants-Subordinated Advances), make any repayment of any loans or advances made to it by its directors, shareholders related corporations or associate corporations;

(p)	Voluntary Winding-Up/Dissolution: dissolve its affairs or do or permit to be done such acts or things which would voluntarily wind up itself or in the opinion of the Companies Commission of Malaysia, Registrar General or Registrar of Business or such other authority body that the Borrower ought to be dissolved or revoked;

(q)	Value of Security: do or cause or permit to be done anything, which may in any way depreciate, jeopardise, or otherwise prejudice the value to the Bank of any Charged Assets; and

(r)	Merger, Consolidation or Reorganisation: undertake or permit any merger, consolidation or reorganisation.

11.	CHANGES IN CIRCUMSTANCES

11.1	Illegality

Where the Bank determines that the introduction, imposition or variation of any law or any change in the interpretation or application of law makes it unlawful or impractical for the Bank to perform and carry out any of its obligations as contemplated by this Agreement then upon the Bank notifying the Borrower: -

(a)	the Bank’s obligation to make available the Facilities shall be suspended, cancelled or terminated, as the case may be; and

(b)	the Borrower shall, upon being notified by the Bank, prepay to the Bank the Secured Amounts on the date as prescribed by the Bank and the Bank’s obligation to continue to make available the Facilities shall terminate and the Facilities shall be suspended, cancelled or terminated as the case may be.

11.2	Increased Costs

Where the Bank determines that, as a result of the introduction, imposition or variation of any law or any change in the interpretation or application of any law, or compliance with any request (whether or not having the force of law) from any central bank or other fiscal, monetary, insurance or other authority or agency (including, without limitation), one which:-

(a)	imposes, modifies or deems applicable any reserve, deposit or similar requirement against any assets held by, or deposits with, in or for the account of, or loans by the Bank;

(b)	subjects the Bank to any tax with respect to or changes the basis of taxation in respect of any payment made or to be made to the Bank (except for changes in the rate of tax on the overall net income of the Bank); or

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(c)	imposes on the Bank any other condition i:!ffecting its granting·ofthe Facilities, would increase the cost to the Bank of making or maintaining or fundirig all or any part of the Facilities or reduce the amount of any sum received or receivable by it in respect of the Facilities or the effective return to it under this Agreement is reduced or it is obliged to make any payment or forego any interest or other return on, or calculated by reference to, the amount of any sum received or receivable by it from the Borrower under this Agreement, then:-

(i)	the Bank shall notify the Borrower of the nature of the circumstances leading to its determination and use reasonable efforts to avoid the effects of such introduction, variation or change and in particular shall consider, subject to obtaining any necessary consents, fulfilling its obligations by transferring its participation at par to one or more affiliates or other financial institutions not affected by such law; and

(ii)	the Borrower shall, on demand, pay to the Bank on such date and in such amounts as the Bank at any time (including after prepayment) notifies the Borrower to be necessary to compensate it for such increased cost, reduction, payment or foregone interest or return and at any time thereafter, so long as the circumstances giving rise to the obligation to make the compensating payment continue, the Borrower may by giving to the Bank not less than thirty (30) calendar days written notice, elect to prepay all (but not part only) of the Secured Amounts.

11.3	Interest Period

If, in relation to any interest period:-

(a)	by reason of circumstances affecting the Kuala Lumpur Interbank: market generally or affecting the Bank’s funding source, the Bank determines that, reasonable and adequate means do not or will not exist for ascertaining its cost of funding the Facilities; or

(b)	the Bank determines that deposits in Ringgit Malaysia are not in the ordinary course of business available in the Kuala Lumpur Interbank market for a period equal to the forthcoming interest period in amounts sufficient to fund a drawing or the Facilities or that the Kuala Lumpur Interbank: offer rate does not accurately reflect the cost of funding the Facilities then the Bank shall notify the Borrower of the circumstances leading to its determination and:-

(i)	the Bank’s obligation to maintain or fund the Facilities or to make available or continue to make available its commitment in the Facilities or any unused part of the Facilities shall be cancelled;

(ii)	the Secured Amounts shall thereupon be immediately due and payable; and

(iii)	the Borrower shall prepay the Secured Amounts to the Bank.

11.4	Notice Irrevocable

Where the Borrower has given notice under this Clause 11 (Changes in Circumstances) to prepay the Secured Amounts, the amount of the prepayment shall become due and payable on the expiry of the period specified in the notice to the Bank and the Bank’s obligations (if any) in respect of further drawings shall terminate and the Facilities shall be cancelled.

11.5	Amount

On prepaying the Secured Amounts under this Clause 11 (Changes in Circumstances), the Borrower shall pay to the Bank accrued interest on the Secured Amounts together with all other amounts due to the Bank (including any amount payable under the indemnity contained in Clause 14 (Indemnity).

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11.6	Notifications

Any determination or notification by the Bank concerning any matter refened to in this Clause 11 (Changes in Circumstances) shall, in the absence of an enor that is obvious and indisputable, be conclusive evidence as to that matter and shall be binding on the Borrower.

12.	PAYMENTS

12.1	Withholdings

All payments by the Bonower under this Agreement shall be made in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes imposed by the government of the country in which the Borrower is incorporated or resident/citizen of, interest or otherwise whatsoever) unless the deduction or withholding is required by law, in which event the Bonower shall:-

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b)	immediately pay to the Bank for its account such additional amount so that the net amount received by the Bank will equal the full amount which would have been received by it had no such deduction or withholding been made;

(c)	pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this Clause); and

(d)	furnish to the Bank, within the period for payment permitted by applicable law, either:-

(i)	an official receipt of the relevant taxation authorities in respect of all amounts so deducted or withheld as aforesaid; or

(ii)	if such receipts are not issued by the relevant taxation authorities on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding.

12.2	Date

If any payment would otherwise be due on a day which is not a Business Day, it shall be due on the next succeeding Business Day or, if that Business Day falls in the following month, the preceding Business Day.

13.	EVENTS OF DEFAULT

13.1	Events of Default

If:-

(a)	Non-Payment: the Bonower or any Security Party fails to pay any amount due under the Financing Documents on the due date or on demand, if so payable;

(b)	Breach of Obligations: the Bonower or any Security Party fails to observe or perform any of its respective obligations under the Financing Documents or under any undertaking or arrangement entered into in connection with the Facilities, other than an obligation of the type refened to in Clause 13.1(a) (Events of Default-Non-Payment) and, in the case of a failure capable of being remedied (as determined by the Bank at its discretion), the Bank determines that it has not been remedied to the Bank’s satisfaction within fourteen (14) calendar days after the Bonower or any Security Party becomes aware of the failure or having been notified of the failure;

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(c)	Misrepresentation: any representation, wauanty or statement which is made (or acknowledged to have been made) by the Bouower or any Security Party in any of the Financing Documents or which is contained in any certificate, statement, legal opinion or notice proves to be incouect in any material respect, or if repeated at any time with reference to the facts and circumstances subsisting at such time would not be accurate in all material respects;

(d)	Unlawfulness: it is or will become unlawful by the laws of Malaysia or by the laws of any applicable jurisdiction for the Bouower or any Security Party to perform or comply with any one or more of its obligations under any Financing Documents to which it is a party;

(e)	Cessation of Business: the Borrower or any Security Party, changes or threatens to change the nature or scope of their business, suspends or threatens to suspend a substantial part of the present business operations which they now conducts directly or indirectly;

(f)	Cross-Dtlault:

(i)	Indebtedness

(i-i)	any indebtedness of the Borrower or any Security Party, whether to the Bank or any company within the AmBank Group, or to any other creditor, is not paid when due, becomes due or capable of being declared due before its stated maturity;

(i-ii)	any guarantee of the Borrower or any Security Party is not discharged at maturity or when called; or

(i-iii)	the Borrower or any Security Party goes into default under, or commits a breach of, any instrument or agreement relating to any such indebtedness or guarantee or the security for any such indebtedness becomes enforceable; and

(ii)	Default on Borrowed Monies

without limiting the generality of Clause 13.l(g)(i) (Events of Default-Cross-Default), the Borrower or any Security Party default(s) under any other agreement involving the borrowing of money by or the advance of credit to the Borrower or any Security Party which gives the holder of the obligations concerned the right to accelerate repayment or withdraw the advance;

(g)	Appointment of Liquidator, Receiver, Legal Process, Judicial Manager or Official Assignee: an encumbrancer takes possession of, or a liquidator, bailiff, judicial manager, trustee or administrator or receiver or similar officer is appointed in respect of, all or any part of the assets of the Borrower or any Security Party or distress or any form of execution is levied or enforced upon or sued out against any such assets, or any Security Interest which may for the time being affect any of its/their assets becomes enforceable;

(h)	Insolvency: the Borrower or any Security Party are or becomes, or is adjudicated or insolvent or threatens to suspend or suspends payment of any of its debts (whether of principal or interest) as they fall due or is deemed to be unable to pay its debts with respect to any class of its debts or commits any other act leading to its winding-up;

(i)	Litigation: any litigation, arbitration or administrative proceeding is commenced against the Borrower or any Security Party which, in the opinion of the Bank, might have a Material Adverse Effect;

(j)	Composition/Winding Up: the Borrower or any Security Party:-

(i)	convenes a meeting of their creditors;

(ii)	proposes or enters into any composition or assignment or other arrangement or judicial management for the benefit of their creditors generally or proceedings are commenced in relation to the Borrower or any Security Party under any law, regulations or procedure relating to reconstruction or adjustment of debts with its creditors; or

(iii)	convenes a meeting to consider a resolution or other steps are taken for making an administration order against or for winding up or dissolution of the Borrower or any Security Party;

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(k)	Ineffective or Invalid Provision: any law is brought into effect which purports to render ineffective or invalid any provision of the Financing Documents or which would prevent the Borrower or any Security Party from performing any of its/their respective obligations under any of the Financing Documents;

(l)	Judgment Outstanding: the Borrower or any Security Party fails to satisfy any judgment passed against the Borrower or any Security Party by any court of competent jurisdiction;

(m)	Licence: any applicable Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect;

(n)	Nationalisation: all or a material part of the assets of the Borrower or any Security Party are condemned, seized or otherwise appropriated or nationalised, or custody or control of such assets are assumed and retained by any person acting or purporting to act under the authority of the government, or the Borrower or any Security Party is prevented from exercising normal managerial control over all or any substantial part of its or their assets by any such person;

(o)	Jeopardy: in the sole opinion of the Bank:-

(i)	any security created in any of the Financing Documents is in jeopardy or is ineffective; or

(ii)	any event has occurred or a situation exists which could or might prejudice the obligations of the Borrower or any Security Pmty to perform any of its obligations under the Financing Documents;

(p)	Death or Incapacity: the Borrower or any Security Party who is a natural person dies or becomes incapacitated or of unsound mind or shall have been served with a custodian sentence or be guilty of any offence against any law;

(q)	Winding-Up or Bankruptcy or Dissolution: any step is taken for the winding-up, dissolution or liquidation or a petition for winding-up or bankruptcy is presented against the Borrower or such Security Party and/or any one commits an act of bankruptcy;

(r)	Action Against the Bank: any legal proceedings, suit or action of any kind (including injunction proceedings) are instituted by the Borrower, or any Security Party, whether in respect of the Facilities or otherwise, or any third party in connection with the Borrower or any Security Party against the Bank (whether or not the Bank is named as a party to the proceedings, suit or action);

(s)	Material Adverse Effect: any event or series of events occurs or occur which, in the sole opinion of the Bank, might have a Material Adverse Effect;

(t)	Government Acquisition: a notice or proposal for compulsory acquisition of any land comprised in the Charged Assets or any of the assets of the Borrower or any Security Party (including assets charged to the Bank) or any part of it is issued or made under or by virtue of any law;

(u)	Termination of Sale and Purchase Agreement: any of the sale and purchase agreement and/or documentary evidence evidencing the Borrower and/or the Security Party’s interest to such Charged Assets as stated in Clause 9.1(t)(v) (Representations and Warranties-Charged Assets) is terminated;

(v)	Repudiation: the Borrower or any Security Party repudiates the Financing Documents (or any of its obligations under the Financing Documents) or. evidences an intention to repudiate any Financing Document (or such obligations under the Financing Documents), •

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then, at once or at any time thereafter, the Bank may but without any obligation whether at law or in equity so to do, by notice to the Borrower, declare that an Event of Default has occurred and, declare the Secured Amounts to be immediately due and payable and:-

(i)	the Secured Amounts shall become so due and payable;

(ii)	no further utilisation of the Facilities shall be allowed and the Facilities shall be cancelled; and

(iii)	the Security Interest created under the Financing Documents shall immediately become enforceable.

13.2	In respect of the Event of Default under Clause 13.1(c) (Events of Default-Misrepresentation), the Bank may in the alternative to the declaration by the Bank resulting in the consequences set out in (i), (ii) and (iii) above, exercise its discretion to suspend the availability or disbursement of the Facilities.

13.3	Enforcement of Security

After the security created by the Financing Documents becomes enforceable pursuant to Clause 13.1 (Events of Default), the Bank is entitled but not obligated, to enforce the same.

13.4	Concurrent Proceedings

It is expressly agreed that upon default or breach by the Borrower or any Security Party of any provisions of the Financing Documents, the Bank have the right to exercise all or any of the remedies available under the Financing Documents or by stah1te or otherwise concurrently and in any order of priority to recover the Secured Amounts. The Bank is not be under any obligation (whether at law or in equity) to exhaust its remedy to sell any land comprised in the Charged Assets before commencing any separate action or before enforcing any other remedies or exercising any other rights against the Borrower or any other Security Party.

14.	INDEMNITY

14.1	Indemnity

The Borrower shall fully indemnify the Bank from and against any and all claims, proceedings, expenses, losses, damages and/or liabilities (as to the amount of which the certificate of the Bank shall, in the absence of an errnr that is obvious and indisputable, be conclusive and binding on the Borrower) which the Bank may incur or suffer:-

(a)	as a consequence of the occurrence of any Event of Default or otherwise;

(b)	in connection with or incidental to the Financing Documents or otherwise or to the grant of the Facilities by the Bank to the Borrower; and

(c)	in relation to any letter of guarantee or undertaking issued by the Bank pursuant to this Agreement,

save and except where such claims, proceedings, expenses, losses, damages and/or liabilities were directly attributable to the Bank’s gross negligence, wilful default or fraud.

The foregoing indemnity shall extend to any interest, fees or other amounts whatsoever paid or payable on account of any funds borrowed in order to carry any unpaid amount and to any loss (including loss of profit), premium, penalty or expense which may be incurred in liquidating or employing deposits from third parties acquired to make, maintain or fund the Facilities or any other amount due or to become due under the Financing Documents.

14.2	Currency Indemnity

(a)	The Borrower shall make payment to the Bank, in the currency in which payment is expressed to be contractually made under this Agreement (“Contractual Currency”).

(b)	The Bank may convert from any currency (“First Currency”) to another (“Second Currency”), any money in any account of the Borrower with the Bank at the spot exchange rate of the Bank for the purchase of the Second Currency in such recognised foreign exchange market as the Bank may, in its discretion, select. Any risk of loss arising from any conversion of any amount from one currency to another or from any fluctuation in any exchange rate or rates shall be borne by the Borrower, save and except where such shortfall is directly attributable to the Bank’s gross negligence, wilful default or fraud.

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(c)	If, under any applicable law or a judgment being made or registered against the Bonower or the Borrower’s liquidation or without limitation for any other reason, any payment under or in connection with this Agreement is made or falls to be satisfied in a cunency (“Payment Currency”) other than the Contractual Cunency then, to the extent that the amount of such payment actually received by the Bank, when converted into the Contractual Cunency at the rate of exchange, falls short of the amount due under or in connection with this Agreement, the Bonower shall indemnify and hold harmless the Bank against the amount of such shortfall, save and except where such shortfall is directly attributable to the Bank’s gross negligence, wilful default or fraud. For the purposes of this Clause, “rate of exchange” means the rate at which the Bank is able to purchase on or about the date of such payment, in accordance with its normal practice, the Contractual Cunency with the Payment Currency and shall consider (and the Borrower shall be liable for) any premium and other costs of exchange including any taxes or duties incuned by reason of any such exchange.

14.3	Separate and Independent Obligations

Each of the obligations to indemnify by the Borrower under Clauses 14.1 (Indemnity) and 14.2 (Currency Indemnity) shall:-

(a)	constitute and give rise to a separate and independent obligation;

(b)	apply irrespective of any waiver or indulgence granted by the Bank in respect of any other obligation;

(c)	remain in full force and effect; and

(d)	survive the cancellation and termination of the Facilities.

15.	FEES AND EXPENSES

15.1	Expenses

The Borrower shall on demand pay to the Bank all costs, fees, expenses and the Bank’s solicitors’ fees on a full indemnity basis incurred in connection with the negotiation, preparation, completion and discharge of the Financing Documents and any documents and in connection with the preservation or enforcement or attempted preservation or enforcement of any of the rights of the Bank under the Financing Documents or any related documents or in obtaining or collecting payment of any amount due and payable.

15.2	Stamp Duty and Registration Fees

The Bonower shall pay directly any stamp duties, registration costs and other similar taxes on the Financing Documents (including any penalties for late payment) and if the Bank has made any advances, the Bonower shall reimburse and indemnify the Bank such expenses.

15.3	Taxes

(a)	Unless expressly stated otherwise in this Agreement, the parties agree that any fee, price, value, revenue or similar amount to be used in the calculation of such fee, price, value or revenue (“Fee”) is exclusive of Taxes and such Taxes shall be borne by the Borrower.

(b)	If any supply made under or in connection with this Agreement is subject to Taxes, the Bank may increase the consideration provided for by the amount of the Taxes and recover that additional amount from the Bonower in addition to the Fee.

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16.	ASSIGNMENT/TRANSFER BY BANK

16.1	Save and except if the assignment and/or novation is to the detriment of the Bonower, the Bank may assign its rights and/or novate its obligations under this Agreement or any part of it,, and:-

(a)	for this purpose may disclose to a potential assignee or transferee or any other person who derives or may derive rights or obligations such information about the Bonower or any Security Party; and

(b)	where the Bank transfers or novates its obligations or any part of it, the Borrower shall execute and shall procure each Security Party to execute such documents as are reasonably necessary to release the Bank to the extent of the transfer and join the transferee as a party.

16.2	The Bonower shall not assign, novate or transfer any of its rights and/or obligations.

17.	PROCEEDS

17.1	Distribution of Proceeds

After the Secured Amounts become due and payable and the rights and security created pursuant to this Agreement become enforceable pursuant to the terms of the Financing Documents, all monies and other assets and rights held or received by the Bank under the Financing Documents and the proceeds of realisation of any such assets and rights of the Borrower and each Security Party mortgaged, charged or assigned by or pursuant to any of the Financing Documents shall (subject to the payment of debts which by law have priority) be applied:-

(a)	first, in payment of rent or monies payable to the relevant authorities in respect of any Charged Assets;

(b)	second, in payment of any fees due to the Bank and all costs (including but not limited to the Bank’s solicitors’ costs on a solicitor and client basis), charges, expenses and liabilities incuned by the Bank and every receiver, manager, attorney, agent or other person appointed by the Bank under the Financing Documents in the enforcement or purported enforcement of the Financing Documents or in the performance of any duties or the exercise of any powers vested in it or him;

(c)	third, in or towards payment to liabilities under the terms of the Financing Documents (other than the principal amount and any interest) due to the Bank;

(d)	fourth, in or towards payment of all interest (including interest on overdue interest) which has accrued on the Secured Amounts to the date of such application; and

(e)	fifth, in or towards payment of the principal amount outstanding under the Facilities,

and any surplus after payment in full of all liabilities of the Bonower under the Financing Document shall be paid to the Bonower or such other person for the time being entitled, Provided Always That the Bank may at its discretion alter the above order of payment or keep such monies in a non-interest bearing suspense account but such alteration in the order of payment or payment into such suspense account shall not prejudice the rights of the Bank to receive the full amount to which it would have been entitled if the primary order of payment had been observed or such amount ultimately realised from the security.

17.2	Deficiency in Proceeds of Sale

If the amount realised by the Bank on a sale or application of the Charged Assets after deducting all fees, dues, costs, rates, taxes and other outgoings arising from such realisation is less than the amount due to the Bank, and whether at such sale the Bank is the purchaser of any of the Charged Assets or otherwise the Bonower shall pay to the Bank the difference between the amount due and the amount so realised and until such payment will also pay interest on such balance at the rate specified in Clause 6.4(a) (Default Interest) and calculated up to the date of such payment as well after as before judgment.

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18.	MISCELLANEOUS

18.1	Bank’s Determination Final and Conclusive

(a)	Any:-

(i)	certificate or confirmation of and any determination by the Bank as to the interest rates, default interest, capitalised interest, Base Lending Rate, Cost of Funds or the percentage of interest above the Bank’s Base Lending Rate or Cost of Funds or the applicable rest period or the commission/discount rates or bank and other charges and the date(s) from which any amendments shall take effect; and/or

(ii)	statement as to any amount due to the Bank under this Agreement in any proceedings relating to this Agreement, shall, save for obvious and indisputable errors, be conclusive and binding on the Borrower.

(b)	The certificate, confirmation or statement referred to above may be in the form of a computer-generated statement or notice which requires no signature or which contains a printed signature.

(c)	Any admission or acknowledgment in writing by the Borrower or by any person authorised on its behalf or any judgment (by default or otherwise obtained against it), shall be binding and conclusive evidence against the Borrower for any purpose including as being conclusive evidence of the Secured Amounts in a court of law.

18.2	Reconstruction of the Bank, the Borrower, and/or the Security Party

The liabilities and/or obligations created by the Financing Documents and/or any transaction entered into under the Financing Documents whether past, present or future shall continue to be valid and binding for all and any purposes notwithstanding any change by amalgamation, merger, acquisition, restructuring, reconstruction, take- over, dissolution, revocation or otherwise which may be made in the constitution of the Bank, the Borrower and/or the Security Party.

18.3	Rights Cumulative and Waivers

(a)	The rights and remedies of the Bank in the Financing Documents are cumulative and are in addition to any rights and remedies provided by law.

(b)	No failure to exercise, nor delay in exercising, on the part of the Bank, any right under the Financing Documents shall operate as a waiver to the exercise of such right.

(c)	No partial exercise of a right shall prevent any further exercise of such right, nor more generally the exercise of rights and remedies provided by law.

(d)	The rights of the Bank arising under the Financing Documents shall not be capable of being waived or varied unless by an express waiver or variation in writing.

18.4	Time

Time shall be of the essence in this Agreement.

18.5	Appointment of Process Agent (If Applicable)

For the purposes of this Agreement, the Borrower irrevocably and unconditionally:-

(a)	designates and directs the agent, whose name and address are shown in Section 3 of Schedule 1 (“Process Agent”), who currently has an office/offices in Malaysia, as process agent of the Borrower to receive service of any and all processes and documents on behalf of the Borrower in respect of any legal proceeding in Malaysia; and

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(b)	agrees to notify the Bank immediately in writing in accordance with Clause 18.6 (Notices) if the Process Agent shall cease to be or is prevented from acting as an agent and in such event, promptly designate another agent in Malaysia acceptable to the Bank and deliver to the Bank written evidence of such substitute agent’s acceptance of such designation.

18.6	Notices

(a)	Any demand, notice, request (other than Legal Process) in connection with this Agreement shall be in writing and shall be delivered personally, or by ordinary post with certificate of posting or ordinary post or facsimile (followed by post) or electronic mail to the addresses given in this Agreement or at such other address as the recipient may have notified to the other party in writing. Proof of posting or despatch of any notice shall be taken to be given:-

(i)	ifit is personally delivered, at the time of delivery and duly acknowledged;

(ii)	in the case of an ordinary post with certificate of posting, five (5) calendar days after posting;

(iii)	in the case of a facsimile when received in a readable and legible form, on the Business Day immediately after transmission Provided Always That the sender has received an answer back confirmation; and

(iv)	in the case of electronic mail, at the time when actually received in readable form.

(b)	The service of any Legal Process in respect of any action or proceeding may be effected on the Borrower by delivering a copy of the Legal Process personally or by ordinary post with certificate of posting or ordinary post to the Borrower’s address given in this Agreement or at such other address as the Borrower shall have notified to the Bank in writing. Proof of posting or despatch of any Legal Process shall be taken to be served:-

(i)	if it is personally delivered, at the time of delivery and duly acknowledged; and

(ii)	in the case of an ordinary post with certificate of posting, five (5) calendar days after posting.

If any Legal Process is served on a Process Agent, it shall be served to the address specified in Section 3 of Schedule 1 or such other address as may from time to time be notified in writing by the Process Agent to the Bank for the purposes of this Clause 18.6 (Notices) or to the Process Agent’s last known address.

For the purpose of this Clause, reference to “Legal Process” means any pleadings, all forms of originating processes, interlocutory applications, affidavits, orders, such other documents which are required to be served under the rnles of court and such notices under the Companies Act 2016 and the Insolvency Act 1967 and the Land Acts.

(c)	No change in the address of the Borrower shall be effective or binding on the Bank unless actual notice of the change of address has been received by the Bank.

(d)	Any complaints that the Borrower may have against the Bank in relation to any matters arising may be lodged at the following address:-

AmBank (M) Berhad

One Stop Resolution

Level 18, Menara AmBank

No. 8, Jalan Yap Kwan Seng

50450 Kuala Lumpur

Contact Number : 03-21783188

Email Address: customercare(ii)ambankgroup.corn

In the event the complaint by the Borrower is unresolved by the Bank or the Borrower is unsatisfied with the Bank’s decision in respect of the complaint, the Borrower may refer the matter to;

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i)	BNMLINK

Laman Informasi Nasihat dan Khidmat (LINK)

Jalan Dato’ Onn

50480 Kuala Lumpur

Tel: 1-300-88-5465

Email: bnmtelelink@bnm.gov.my

ii)	Association of Banks in Malaysia 34th Floor, UBN Tower

10, Jalan P.Ramlee

50250 Kuala Lumpur

Tel: 1-300-88-9980

Email: banks@abm.org.my

(ii)	Ombudsman for Financial Services

Level 14, Main Block

Menara Takaful Malaysia

No 4 Jalan Sultan Sulaiman

50000 Kuala Lumpur

Tel: 03-22722811

Email:enquiry@ofs.org.my

18.7	Severability

(a)	Any provision contained in this Agreement which is illegal, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to such extent without invalidating the remaining provisions.

(b)	Any such illegality, prohibition or unenforceability in any jurisdiction shall not invalidate or render illegal, void or unenforceable any such provision in any other jurisdiction.

18.8	Governing Law and Jurisdiction

(a)	This Agreement shall be governed by and construed in accordance with the laws of Malaysia. In relation to any legal action or proceedings arising out of or in connection with this Agreement, the Borrower irrevocably submits to the exclusive jurisdiction ofthe Courts of Malaysia.

(b)	The Borrower irrevocably waives any objection which it may have to the venue of any proceedings in any such court as referred to in this Clause 18.8 and any claim that any such proceedings have been brought in an inconvenient or inappropriate forum and further irrevocably agrees that a judgment in any proceedings brought in the Courts of Malaysia shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

18.9	Modifications and Indulgences

The Bank may at its discretion at any time without in any way affecting any of the Financing Documents:-

(a)	determine, cancel, restructure, earmark, reduce or increase the amount of the Facilities in accordance with the provisions in Clause 18. l O (where applicable) and may open and/or continue any account current or otherwise with the Borrower at any branch of the Bank;

(b)	convert the Facilities or any balance outstanding to another facility;

(c)	grant to the Borrower and/or to any Security Party or any other surety or guarantor any time indulgence or waiver or consent or release;

(d)	renew any bills, notes or other negotiable securities;

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(e)	deal with, exchange, release, modify or abstain from perfecting or enforcing any securities or other guarantees or rights it may now or at any time after the date of this Agreement have from or against the Bonower, any Security Party and/or any other persons;

(f)	compound with the Bonower and/or any Security Party or any other person or guarantor; and/or

(g)	vary any of the terms and conditions of the Facilities in accordance with the provisions in Clause 18.10,

18.10	Variation of Terms

(a)	For the puqJoses of compliance to any new legislation applicable to the Bank / changes in law/ any new guidelines issued by BNM. the Bank is entitled to amend any of the terms and conditions of this Agreement through:

(i)	display of the amended terms and conditions in the Bank’s branches; and/or

(ii)	uploading the amended terms and conditions on the Bank’s website.

(bJ	Borrower agrees that the Bank may provide notice of the amendment of the terms and conditions of this Agreement through any one / more of the following means:

(i)	notice on the notice board/ any conspicuous section of the Bank’s branches:

(ii)	notice on the display screen of the Bank ·s electronic terminals:

(iii)	notice on the Bank’s website:

(iv)	noticc in the periodic statement of account sent to the Borrower:

(v)	notice in writing in the Bank’s preferred format to the Borrower’s address as per the Bank’s records; and/or

(vi)	notice by any other means as the Bank deems fit and acceptable to the Borrower.

(c)	If the Borrower is not agreeable to the amended terms and conditions of this Agreement, the Borrower shall notify the Bank in writing of the same within twenty-one (21) calendar days from the date of notice by the Bank and redeem the Facility by paying the Secured Amounts and all sums dues to the Bank in fu!L

(d)	In the event the Bonower continues to maintain the Facility, twenty-one (21) calendar days after the notice of any amendment to the terms and conditions of this Agreement by the Bank, the Bonower shall be deemed to have accepted the amendments to the terms and conditions of this Agreement.

(e)	Such variations or amendments shall be deemed to become effective as at the date stated in the notification and the relevant terms and conditions of this Agreement shall be deemed to have been varied or amended accordingly.

18.11	Disclosure of Information

(a)	The Borrower agrees and pe1mits the Bank and/or its officers to disclose any document, record of or information relating to the Facilities, the Security Party, the Financing Documents or the assets or affairs of the Bonower or the Security Party or the accounts or future accounts of the Borrower with the Bank:-

(a)	the next of kin/ administrator/ executor/ beneficiary of a deceased Bonower/solicitors acting for them in intending to apply for a court order/ who had applied for a court order in respect of a deceased Bonower’s estate;

(b)	BNM I other relevant authorities acting under powers granted under any applicable law;

(c)	insurers, brokers, loss adjusters pursuant to any claims to be made by the Bank under such insurance policy in respect of the Facilities/ Charged Assets;

(d)	the purposes of any legal suit/ proceedings filed against the Bank by any third party in relation to this Agreement/ the Facilities;

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(e)	the purpose of any legal suit / proceedings filed by the Barile against any third party for the recovery of its losses under this Agreement/ the Facilities;

(f)	the police/ other investigative authorities, for the purposes of their investigation into any crime (including any money laundering and terrorism financing activities) whether by the Borrower or otherwise;

(g)	the police/ other investigative authorities for the purposes oflodging ofrelevant reports by the Bank and investigation, if the Bank is of the view that a crime has been committed/ to prevent I recover any losses incurred by the Bank /for prevention of crime;

(h)	any party who intend to acquire the Bank’s interests, assets and obligations under this Agreement;

(J)	any party which in the future may express intention to acquire any interest I shareholding in the Bank pursuant to any proposed arrangement, composition, merger, acquisition / restructuring between the Bank and such parties; and/or

U)	external professional advisors of the Bank and AmBank Group.

(b)	In the event any legal proceedings is initiated by the Bank against the Borrower under this Agreement for the recovery of the Secured Amounts, the Borrower provides consent to the Bank to disclose the details and information related to the Borrower and the cause papers related to the said legal proceedings to any credit reporting agency in Malaysia.

(c)	This Clause shall survive the termination of this Agreement.

18.12	Successors Bound

This Agreement shall be binding upon and for the benefit of the successors in title, transferees and assigns of the Bank and upon the successors in title, permitted assignees or upon the heirs and personal representatives of the Borrower.

18.13	Payments in Gross

(a)	All monies received from or on account of the Borrower, the Security Party or from any other person or from the realisation of any security held by the Bank or otherwise for the purpose of being applied in the reduction of the Secured Amounts shall be treated as payments in gross and not as allocated to any specific part or item of the said monies .

(b)	All securities now or at any time held by the Bank shall be treated as securities for the said general balance. The Borrower or the Security Party or persons claiming under the Borrower shall have no claims and interests to any such securities or any part of it unless and until the Bank received the full amount owing to the Bank by the Borrower.

18.14	Right to Consolidation, Debit, Set-off and Prohibited Withdrawal

(a)	In respect of the Secured Amounts due and unpaid, the Bank may:-

(i)	consolidate any or all accounts of the Borrower with the Bank, at the Bank’s discretion in or towards the satisfaction of any monies payable to the Bank, with prior notice to the Borrower;

(ii)	debit any amount standing to the credit of any or all accounts of the Borrower or the Security Party with the Bank for the satisfaction of the Secured Amounts including but not limited to any expenses, premium, fee, commission, charges, legal costs (whether or not the Bank has advanced the same for and on behalf of the Borrower and/or the Security Party) and if debited to the Borrower’s current account, may be treated as an advance and shall in any event form part of the Secured Amounts pursuant to this Agreement; and/or

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(iii)	upon providing a prior written notice to the Borrower to make good the defaulted payment under this Agreement and in the event the Borrower fails to make good the defaulted payment within the notice period (which shall not be less than seven (7) calendar days), the Bank is permitted to set-off any amount standing to the credit of any or all accounts of the Borrower with the Bank against the Bank’s liabilities to the Borrower including any amounts held by the Bank on behalf of the Borrower. All payments to be made by the Borrower under this Agreement shall be calculated without considering any possible set-off. The Borrower shall be prohibited from applying or making any set-off or counter-claim.

(b)	(i)	All of the accounts mentioned in Clause 18.14(a)(i), (ii) and (iii) (Right to Consolidation, Debit, Set-off and Prohibited Withdrawal) shall include those accounts of the Borrower with the Bank and/or any company within the AmBank Group and accounts jointly with others of any nature and wherever situated. If any of the amounts are in different currencies, the Bank may convert either amount at the Bank’s prevailing spot exchange rate.

(ii)	The Borrower agrees that the Bank is entitled to consolidate the securities created under the Financing Documents with all other Security Interest now or from time to time after the date of this Agreement given by the Borrower to the Bank or companies within the AmBank Group as security for any other existing or future indebtedness, obligations or liabilities whatsoever of the Borrower.

(c)	In addition to the above rights, the Bank have the discretion to suspend and/or prohibit withdrawal from any accounts of the Borrower, with prior notice to the Borrower.

18.15	Expenditure Incurred by the Bank for and On Behalf of the Borrower

The Borrower shall repay or reimburse all monies expended (including but not limited to insurance, quit rent, assessment, rates, taxes, repairs, legal costs and all other outgoings including any expenses incurred by the Bank to visit, inspect or report on the business of the Borrower and/or Security Party) by the Bank for and on behalf of the Borrower and/or any of the Security Party and shall bear interest at such rate of interest, to be calculated from the date of incurring up to the date of repayment or reimbursement, as stipulated by the Bank,. In default of payment, such monies shall be deemed to form part of the Facilities and be secured and the accounts of the Borrower be debited accordingly.

18.16	Suspense Account

Any money received under the Financing Documents whether before or after taking any recovery action or enforcement proceedings under the Financing Documents may be placed and kept to the credit of a non-interest bearing suspense account at the Bank’s discretion without any obligation in the meantime to apply the same or any part of it towards the discharge of the Secured Amounts. Notwithstanding any such payment, in the event of any proceedings in or analogous to bankruptcy, liquidation, composition or arrangement, the Bank may prove for and agree to accept any dividend or composition in respect of the whole or any part of such money and liabilities in the same manner as if the security created had not been created and no money or dividend so received by the Bank shall be treated as received in respect of this Agreement. The full amount secured shall be payable by the Borrower until the Bank have received the full amount to which the Bank would have been entitled.

18.17	No Release of Securities

(a)	Any settlement, discharge or agreement given by the Bank of the Borrower’s obligations under this Agreement shall be void if that settlement, discharge or agreement entered into is subsequently set aside or avoided by or in pursuance of any provision oflaw despite that the relationship of banker and customer between the Bank and the Borrower may cease. This Clause shall survive the termination of this Agreement.

(b)	The Borrower shall not be entitled to redeem or to require the release or discharge of any security except on payment by ‘the Borrower of not only the Secured Amounts but also all other amount of monies actual and contingent now or after the date of this Agreement owing by the Borrower (whether alone or jointly or jointly and severally with others and whether as borrower, guarantor, chargor, assignor or otherwise) to the Bank or companies within the AmBank Group in connection with any document or any account or loan or facilities whatsoever.

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18.18	Entire Agreement; Inconsistencies

(a)	This Agreement, the Schedules, the Letters of Offer and any documents or instruments attached to this Agreement integrate all the terms and conditions of the Facilities and shall form and be construed as part of this Agreement.

(b)	All the provisions contained in the Letter of Offer, shall unless inconsistent with any of the provisions contained in this Agreement, be read as forming part of and shall be applicable with full force and effect as if the same were set out in this Agreement.

(c)	In the event of any inconsistency between the relevant provisions of the Letters of Offer and the Schedules, the provisions of the Letters of Offer shall prevail for the purpose of interpretation and application of the terms of this Agreement.

18.19	ForceMajeure

The Bank shall not be liable to the Borrower for any failure in performing any of its obligations or in respect of or arising from the Facilities or any claim in respect of any unforeseen loss, damages or injury to earnings or profit or goodwill or business beyond the reasonable control of the Bank, including natural disasters such as flood, typhoon, hurricane, storm, tempest,volcanic eruption, earthquake, landslide, landslip, subsidence or sinking of the soil or earth or acts of public unrest such as strikes, lock out, industrial disturbances, riots, wars, each of which is beyond the control of neither Party or such other event, condition or circumstances of similar nature as may be classified as Force Majeure by the Bank from time to time as it may deem fit and proper

18.20	Irregularities

The Financing Documents shall be binding on the Borrower and/or the Security Party and its successors in title, permitted assignees or upon the heirs and personal representatives of the Borrower and/or the Security Party notwithstanding the invalidity, defect or irregularity of the powers to borrow or create securities or incur liabilities under the Financing Documents of the Borrower or any director, attorney, agent or other person purporting to borrow or to create securities or act on behalf of the Borrower and/or the Security Party.

18.21	Independent Legal Advice

The Borrower confirms, represents and warrants to the Bank that in the execution and delivery of this Agreement, the Borrower has sought, obtained and relied upon its own independent legal advice

18.22	Imposition of Terms by Law

The utilisation of the Facilities shall at all times be subjected to all laws including such rules, orders and regulations imposed by BNM or such other authority having jurisdiction over the Bank from time to time.

18.23	Effective Date

The parties agree that this Agreement shall come into force on the date of this Agreement irrespective of the diverse dates upon which the parties may have each executed this Agreement.

18.24	Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawfit! Activities Act 200J(“AMLATFA “) and Strategic Trade Act 2010 (“STA”).

(a)	The Borrower represents and warrants that:-

(i)	unless and until the Borrower notifies the Bank to the contrary in writing:- (i-i) the Borrower is the principal in relation to the Facilities;

(i-ii)	no person other than the Borrower has or will have any interest in the Facilities; and

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(i-iii)	all monies which will be paid to the Bank, all collateral and/or guarantees in favour of the Bank to secure the Facilities shall come from a lawful source of activity and not unlawful activity or instrumentalities of an offence under AMLATFA and STA.

(ii)	on notification that the Borrower is an intermediary for other persons:-

(ii-i)	the Bank may require, and the Borrower agrees and undertakes to provide verification of the identity of the beneficiary and such other information as the Bank may require, including but not limited to certified true copies of any authorisation to act or documents that may be required for the purposes of verifying the information provided by the Borrower, which copies may thereafter be retained by the Bank;

(ii-ii)	the Borrower further declares and certifies that the necessary “know-your-client” checks have been conducted including but not limited to the identity, existence, address and nature of the business of the beneficiary, it being confirmed by the Borrower that the monies, funds or collateral are from a lawful source of activity and not unlawful activity or instrumentalities of an offence under the AMLATFA or in contravention of STA; and

(ii-iii)	it is further clearly agreed and understood that the provision of details of the Borrower’s beneficiary shall not make the Borrower’s beneficiary a customer of the Bank and the Bank is entitled to hold the Borrower as the principal debtor.

(b)	In addition to Clause 18.24 (a)(i) and (ii), the Borrower agrees and undertakes irrevocably and unconditionally that:-

(i)	the Borrower shall disclose and furnish to the Bank any information required or deemed necessary and to the satisfaction of the Bank in a timely manner within the period specified by the Bank, whether or not for purposes of complying with laws, rules, regulations, directives and guidelines ofBNM and/or given, made or established by the Bank;

(ii)	pending receipt of information by the Bank from the Borrower and until received and verified to the satisfaction of the Bank and/or the relevant authorities, the Bank shall neither be obliged to proceed with any transactions or disbursements nor accept any monies, funds or collateral (“Assets”). In relation to Assets already in the possession of the Bank, the Bank is entitled (and authorised) to retain the Assets for the time being. Any Assets requested to be returned to the Borrower or any Security Party shall be returned to the Borrower or the Security Party after the Bank receives satisfactory clearance from the relevant authorities;

(iii)	the Borrower will not use the Facilities for money laundering offence or violate any laws relating to money laundering offence under the AMLATFA or in contravention of STA; and

(iv)	in no event shall the Bank or companies within the AmBank Group be liable for any direct, indirect, consequential or any losses whatsoever arising or by reason of the Bank’s exercise of its duties under the laws for the time being in force, in particular but not limited to its statutory duties under the AMLATFA or in contravention of STA.

(c)	In the event the payment or repayment of the Facilities and all other monies due and payable or any part of it by the Borrower and/or any Security Party is at any time or from time to time after the release and discharge of the Borrower’s obligations in this Agreement by the Bank, found to be from an unlawful source of activity or instrumentalities of an offence under the AMLATFA, the Borrower agrees and acknowledges that:-

(i)	the release and the discharge of the Borrower’s obligations under this Agreement shall be automatically deemed to be invalid from the date it is established that the source of payment or repayment of the Facilities and all other monies due and payable or any part of it falls within the ambit of the AMLATFA and the Borrower shall continue to be liable to the Bank under the terms of the Financing Documents notwithstanding any document issued and/or executed by the Bank to release and discharge the Borrower; and

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(ii)	the Borrower shall indemnify and shall cause the Security Party to indemnify the Bank for any losses, damages, costs, fees and charges incurred by the Bank as a result of contravention by the Borrower and/or any Security Party of the provisions of the AMLATFA and/or in contravention of STA.

18.25	Privacy

(a)	The Borrower is hereby reminded to read and understand the Privacy Notice of AmBank Group (which is available at www.amhankgroup.com) and the Borrower is to be bound by the Privacy Notice of AmBank Group and the Clauses herein, as may relate to the processing of the Borrower’s personal information. For the avoidance of doubt, the Borrower agrees that the said Privacy Notice shall be deemed to be incorporated by reference into this Agreement.

(b)	In the event the Borrower provides personal and/or financial information relating to third parties, including but not limited to information relating to the Borrower’s next-of-kin, dependents, authorised signatories, directors, shareholders, officers, and Security Parties for the purpose of this Agreement, the Borrower:-

(i)	confirms that the Borrower has obtained their consent or is otherwise entitled to provide the information to the Bank and for the Bank to use it in accordance with this Agreement and to provide information on the Bank’s products, services and/or offers (inclusive of the products, services and offers of the other entities within the AmBank Group) which the Bank and the AmBank Group believe may be of interest and/or beneficial to them;

(ii)	agrees to ensure that the personal and financial information of the said third parties is accurate;

(iii)	agrees to update the Bank in writing in the event of any material change to the said personal and financial information; and

(iv)	agrees to the Bank’s right to terminate the Facilities should such consent be withdrawn by any of the said third parties.

(c)	Where the Borrower instructs the Bank to effect any sort of cross-border transaction (including to make or receive payments), the details relevant to the cross-border transaction (including information relating to those involved in the said transaction) may be received from or sent abroad, where it could be accessible (whether directly or indirectly) by the Bank’s agents abroad, overseas regulators and/or authorities in connection with their legitimate duties (e.g. the prevention of crime). In instructing the Bank and/or the Bank’s agents to enter into any cross-border transaction on the Borrower’s behalf, the Borrower agrees to the said disclosures on behalf of the Borrower and others involved in the said cross-border transaction.

(d)	Subject always to any laws (including regulations, guidelines and/or obligations) applicable to the Bank (whether in or outside Malaysia), the Borrower agrees that other companies in the AmBank Group, their merchants and strategic partners may contact the Borrower about products, services and offers, which the Bank and the AmBank Group believe may be of interest or beneficial to the Borrower.

(e)	The Bank and the AmBank Group may communicate with the Borrower through various channels, including telephone, electronic mail, electronic/mobile messaging, facsimile or post, using the contact information the Borrower has provided.

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(f)	The Borrower may inform the Bank at any time if the Bo1rnwer does not wish to receive marketing communications from the Bank, the AmBank Group and/or their merchants and business partners, by contacting the Bank at the various channels given below:-

Customer Service Officer

Phone:	(603) 2178 3188
E-mail:	customercare(dambankgroup.com
Post:	Privacy, AmBank Contact Centre, P.O. Box No. 12617, 50784 Kuala Lumpur

(g)	The Borrower’s latest written instructions to the Bank will prevail. The Borrower acknowledges that certain communications and the AmBank Group’s websites may contain standard information regarding other products and services of the Bank and the AmBank Group that cannot be removed without affecting the delivery/operation provision of the Facilities and/or without additional costs to the Borrower.

(h)	The Bank may use a credit reporting agency to help make decisions, for example when the Bank needs to:-

(i)	check details on applications for the Facilities, credit and credit-related or other facilities granted to the Borrower;

(ii)	check details of the Borrower and the Charged Assets;

(iii)	manage and review the Facilities; and/or

(iv)	recover debts owed by the Borrower.

(i)	The Borrower will be linked by credit reporting agencies to any other names the Borrower uses or may have used, and any joint and several applicants. The Bank may also share information about the Borrower and how the Borrower manages the Borrower’s liabilities and obligations under this Agreement with relevant credit reporting agencies.

(j)	Even after the Borrower has provided the Bank with any information, the Borrower will have the option to withdraw the consent given earlier. In such instances, the Bank will have the right to not provide or discontinue the provision of the Facilities that are linked with such information.

(k)	The Bank reserves the right to amend this Clause from time to time at the Bank’s discretion by providing prior written notice to the Borrower.

1.	This Clause shall be without prejudice to Clause 18.11 (Disclosure of Information).

18.26	The Language of the Document

The Borrower confirms that the Borrower has chosen the language in this document as the language of this Agreement. This chosen language shall prevail in the event of differences in meaning over the version of this Agreement in any other language.

18.27	Signing In Counterparts

This Agreement may be signed in counterparts and such counterparts shall be deemed to be one and the same instrument.

18.28	Upstamping of this Agreement

In the event that the Secured Amounts due or owing to the Bank shall at any time exceed the principal limit for which this Agreement or the relevant Letter of Offer is for the time being stamped, the Bank shall be at liberty at any time without prior notice to the Borrower to upstamp this Agreement or the relevant Letter of Offer at ad valorem duty for the excess amount. Any such ad valorem stamp duty including any penalty incurred shall be borne by the Borrower.

18.29	Additional, Interchange or Substitution of Facilities

The Bank may at any time or from time to time without affecting the Bank’s security, at the request of the Bon-ower, grant additional or further facilities, vary, reshucture, convert, interchange or substitute the Facilities or any of them with any other facilities including converting any term loan (whether or not already drawdown) into overdraft or other facilities upon such terms and conditions as may be stipulated in the Letters of Offer and all the provisions of this Agreement and the Financing Documents, save and except such provisions which are inconsistent with the Letters of Offer or not applicable to the additional, interchanged or substituted facilities, shall secure such facilities.

18.30	Foreign Exchange Administration rules (if applicable)

The Bon-ower shall comply with the Foreign Exchange Administration mies or any applicable orders or regulations imposed by BNM from time to time in relation to foreign exchange h·ansactions including but not limited to obtaining such approvals or providing such notification as may be required.

18.31	Demands

Any demand for payment of the Secured Amounts for the time being outstanding may be made by a notice in writing requiring payment from the Borrower and may be signed on behalf of the Bank by any officer of the Bank or by any solicitor or firm of solicitors purporting to act for the Bank and such notice shall be deemed to have been sufficiently served on the Borrower if it is served in accordance with Clause 18.6 (Notices).

18.32	Stamp Duty Declaration

IT IS AGREED AND DECLARED that the Financing Documents are instmments employed in one transaction to secure such principal amount as the ad valorem stamp duty paid and endorsed on the original of this Agreement (and/or as the case may be, the relevant Letter of Offer) together with interest within the meaning of Section 4(3) of the Stamp Act 1949 and for the purpose of the said section, this Agreement (and/or as the case may be, the relevant Letter of Offer) is deemed to be the principal inshument and all other Financing Documents are deemed to be secondary instruments.

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SCHEDULE 1

(To be read and construed as an essential part of this Agreement)

SECTION	ITEM	PARTICULARS
1	Date of Agreement	3 0 JUN 2023

2(a)	Name and particulars of Borrower

EMP SOLUTION SDN BHD

(Company No. : 200501025998(708131-V))

Registered Address

UNIT 20-05, LEVEL 20,Q SENTRAL

2A JALAN STESEN SENTRAL 2

50470 KUALA LUMPUR

Business Address

NO. 21, JALAN 15123

TIONG NAM INDUSTRY PARK

40200 SHAH ALAM

SELANGOR

Email Address

Nil

2(b)	Business Address of Bank	AMBANK (M) BERHAD (Company No. : 196901000166 (8515-D)) WISMA AMFIRST TOWER 1, LEVEL 14, JALAN STADIUM SS 7/15, 47301 PETALING JAYA, SELANGOR Email Address lenopsFul-Docsmi@ambankgroup.com

3	The Process Agent (if applicable)	NIA Address NIA

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SCHEDULE 2

Terms and conditions of operation of each banking faci!ity comprised in the Facilities

1.	OPERATION OF PROPERTY LOAN FACILITY

1.1	Utilisation

Subject to the provisions of this Agreement, the Bonower may on any Business Day utilise the Property Loan Facility provided that:-

(a)	Drawdown Date falls on or prior to the end of the Availability Period; and

(b)	the Drawing then requested by the Bo1rnwer will not exceed the Available Commitment.

1.2	Interest

(a)	Adjustment to Instalment Repayment

Whenever the rate of interest payable by the Bonower is varied, the Bank may at its discretion make the necessary adjustment due to such variation, either by:-

(i)	varying the amount of any instalment; and/or

(ii)	varying the number of instalment, in accordance with the provisions in Clause 6 of this Agreement.

1.3	Repayment

The Term Loan Facility shall be repaid by the Borrower in accordance with the relevant Letter of Offer. On the due date of the last instalment, the Bonower shall pay together with such last instalment amount, all accrued and unpaid interest and all other expenses incurred by the Bank on behalf of the Borrower which have yet to be billed to the Bonower as at the due date of the last instalment.

2.	OPERATION OF OVERDRAFT FACILITY

2.1	Right to Debit Towards Commitment Fee

The Bonower expressly authorises the Bank to debit the Borrower’s account for such amount sufficient to pay the commitment fee (as stated in the relevant Letter of Offer) as an advance from the Overdraft Facility.

2.2	Interest Rate

Interest shall be calculated at the rate specified in the relevant Letter of Offer on the amount of the Overdraft Facility outstanding at the end of each day and be payable on the last day of each calendar month.

2.3	Excess Interest

In the event an excess or temporary overdraft is created (whether such excess shall have arisen due to the increase in the limit of the Overdraft Facility as permitted by the Bank or due to the right of the Bank to debit the Borrower’s account under this Agreement), the Borrower shall pay interest on such amount from the date of the excess or temporary overdraft until the date of actual payment (as well after as before judgment) at the rate of interest as set out in the relevant Letter of Offer.

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2.4	Repayment

(a)	Overdraft Facility

The Bonower shall pay to the Bank on demand the principal amount of the Overdraft Facility, interest and such other amounts as are outstanding or otherwise due and payable by the Borrower to the Bank. Upon demand by the Bartle all amounts then outstanding and due shall be chargeable with interest at the rate referred to in the relevant Letter of Offer and be compounded on a monthly basis and be chargeable (as well after as before judgment) until the date of payment by the Borrower of all amounts due and payable to the Bank.

3.	OPERATION OF TERM LOAN FACILITY

3.1	Utilisation

Subject to the provisions of this Agreement, the Borrower may on any Business Day utilise the Term Loan Facility provided that:-

(a)	Drawdown Date falls on or prior to the end of the Availability Period; and

(b)	the Drawing then requested by the Borrower will not exceed the Available Commitment.

(c)	Receipt of the Letter of Guarantee in terms acceptable to the Bank from Credit Guarantee Corporation Malaysia Berhad (CGC)

3.2	Interest

(a)	Adjustment to Instalment Repayment

Whenever the rate of interest payable by the Borrower is varied, the Bank may at its discretion make the necessary adjustment due to such variation, either by:-

U)	varying the amount of any instalment; and/or

(iii)	varying the number of instalment, in accordance with the provisions in Clause 6 of this Agreement.

3.3	Repayment

The Term Loan Facility shall be repaid by the Borrower in accordance with the relevant Letter of Offer. On the due date of the last instalment, the Borrower shall pay together with such last instalment amount, all accrued and unpaid interest and all other expenses incurred by the Bank on behalf of the Borrower which have yet to be billed to the Borrower as at the due date of the last instalment.

3.4	Portfolio Guarantee Scheme

The Term Loan Facility is secured against a guarantee scheme known as Portfolio Guarantee (PG) Schemes, which is guarantee scheme provided by CGC to assist SMEs in obtaining credit financing to support their businesses.

4.	MISCELLANEOUS

4.1	Payment on Non-Business Day

If any payment due to be remitted by: -

(a)	the Bank to another financial institution or any third party on the account of the Bonower falls on a non-Business Day or in circumstances beyond the control of the Bank as prescribed in Clause 18.19 (Force Majeure), the payment will be remitted by the Bank on the next available date. The Bo1rnwer shall immediately pay or reimburse the Bank upon demand any penalty and/or claims imposed by the other financial institution or the third party arising from the delay in remitting such payment; and

(b)	the Borrower to the Bank falls on a non-Business Day or if it is impossible for the Bank to process any payment by the BotTower due to circumstances beyond the control of the Bank as prescribed in Clause 18.19 (Force Majeure), interest shall be levied on the Borrower at such rate prescribed by the Bank which shall be calculated from the maturity date or due date until the actual receipt of such payment by the Bank.

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SCHEDULE 3

(referred to in Clause 4.1 of this Agreement)

Conditions Precedent

1.	This Agreement and the Financing Documents shall have been duly executed and stamped (or exempted from stamp duty) and the Financing Documents (whichever applicable) shall have been presented to the High Court of Malaya for the registration of the power of attorney clause contained therein.

2.	The Letter of Offer shall have been accepted by the Borrower.

3.	The Bank shall have received, in form and substance satisfactory to the Bank and its solicitors, copies of the following documents, certified as tme and correct by the secretary or director of the Borrower:-

(a)	all Authorisations referred to in Clause 9.1 (Representations and Warranties) including, a resolution by the board of directors or committee of the Borrower authorising:-

(i)	the Borrower’s acceptance of the Facility;

(ii)	the execution of this Agreement and the Financing Documents (if applicable);

(iii)	either, the use of the Borrower’s common seal upon this Agreement and the Financing Documents (if applicable) or, where appropriate, the person(s) to sign this Agreement and, the Financing Documents under hand for and on behalf of the Borrower; and

(iv)	the authorised person(s) to sign such documents and otherwise to act and to give instructions on the Borrower’s behalf in respect of the transaction hereunder;

(b)	the certificate of incorporation or registration of the Borrower;

(c)	the Constitutional documents of the Borrower;

(d)	specimen signatures, authenticated in such manner as the Bank may require of the persons authorised to sign and otherwise to act on the Borrower’s behalf in respect of the transactions hereunder; and

(e)	the Borrower’s latest Forms pursuant to Section 78 (equivalent to Form 24 pursuant to the Companies Act 1965), Forms pursuant to Section 46(3) (equivalent to Form 44 pursuant to the Companies Act 1965) and Forms pursuant to Section 58 (equivalent to Form 49 pursuant to the Companies Act 1965) as prescribed by the Companies Act, 2016 lodged with the Companies Commission of Malaysia (or any relevant constitutional documents and forms, as the case may be).

4.	The Bank shall have received, in form and substance satisfactory to the Bank and its solicitors, copies of the following documents, certified as tme and correct by the secretary or director of the Security Party:-

(a)	all Authorisations, referred to in Clause 9.1 (Representations and Warranties) including, without limitation, a resolution by the board of directors of the Security Party authorising:-

(i)	execution of the Financing Documents;

(ii)	either, the use of the Security Party’s common seal upon the relevant Financing Documents or, where appropriate, the person(s) to sign the relevant Financing Documents under hand for and on behalf of the Security Party;

(iii)	the person(s) to sign such documents and otherwise to act and to give instructions on the Security Party’s behalf in respect of the transaction hereunder;

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(b)	the certificate of incorporation of the Security Party;

(c)	the Constitution of the Security Party (ifa body corporate); and

(d)	the Security Party’s latest Forms pursuant to Section 78 (equivalent to Form 24 pursuant to the Companies Act 1965), Forms pursuant to Section 46(3) (equivalent to Form 44 pursuant to the Companies Act 1965) and Forms pursuant to Section 58 (equivalent to Form 49 pursuant to the Companies Act 1965)as prescribed by the Companies Act, 2016 lodged with the Companies Commission of Malaysia (or any relevant constitutional documents and forms, as the case may be).

5.	A company search shall have been conducted on the Borrower and the Security Party (if a corporate body) and the Bank shall be satisfied with the results.

6.	Winding-up searches shall have been conducted on the Borrower and the Security Party (if a body corporate) wherein the Office of Director oflnsolvency shall have confirmed that neither the Borrower nor the Security Party has been wound up.

7.	Bankruptcy searches have been conducted on each of the Borrower and the Security Party (if a natural person) wherein the Office of Director General of Insolvency confirms each of the Borrower and the Security Party has not been adjudicated a bankrupt.

8.	All fees, charges, costs, expenses and other payments required to be paid under the Financing Documents shall have been duly paid.

9.	Evidence that the Statement of Particulars to be Lodged with Charge (as prescribed under the Companies Act 2016 of Malaysia)(equivalent to Form 34 pursuant to the Companies Act 1965) in respect of the relevant Financing Documents, have been duly executed by a director and/or the company secretary of the Borrower and/or the Security Party and duly lodged with the Companies Commission of Malaysia and that a search conducted prior to such lodgment, revealed that there are no other charges or any interests that have been registered with the Companies Commission of Malaysia which would adversely affect the interest of the Bank under the Financing Documents.

10.	Upon issuance of the individual title or strata title, the statutory charge under the Land Acts created over the land(s) comprised in the Charged Assets shall have been duly lodged with the relevant land office for registration and a search conducted at the time of such lodgment in respect of the land(s) comprised in the Charged Assets on the register title book, the caveat book and the presentation book shall confirm that there are no charges, liens, mortgages, caveats or whatsoever encumbrances affecting the land(s) comprised in the Charged Assets.

11.	The Bank shall have received (in form and substance acceptable to the Bank):-

(a)	the original issue document of title to the land(s) comprised in the Charged Assets or if the issue document of title to the land(s) comprised in the Charged Assets is not yet available, the original sale & purchase agreement relating to the purchase of the land(s) comprised in the Charged Assets;

(b)	the certified true copies of the current year quit rent receipt and assessment receipts in respect of the land(s) comprised in the Charged Assets. In the case where no assessment is chargeable on the land(s) comprised in the Charge Assets, a certified Trne copy letter issued by the relevant local authority verifying the same;

(c)	the original insurance policy (if any) in respect of the land(s) comprised in the Charged Assets, the original or certified true copies of the insurance policies required by the Bank to be taken out with the Bank’s interest as loss payee duly endorsed thereon and such other insurances required by the Bank to be taken out;

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(d)	a detailed valuation report addressed to the Bank from a firm of independent valuers acceptable to the Bank, and the Bank is satisfied with the results of such valuation;

(e)	all written confirmation and written undertakings as the Bank or its solicitors consider(s) necessary from such vendor(s), developer(s), existing chargee(s)/encumbrancer(s), financial institution(s), solicitor(s) and/or other person(s) whoever as the Bank or its solicitors at its/their discretion consider(s) necessary or appropriate or advisable; and

(f)	all relevant notices and acknowledgments in connection with the security documents.

12.	directors and shareholders’ advances (existing and foture) to the Borrower shall be subordinated to the Facility throughout the tenure of the Facility. A letter of Subordination to this effect is to be executed by the directors and shareholders.

13.	All registration with and/or approvals and/or consents from the relevant authorities for the facility, including but not limited to, any approvals from Bank Negara Malaysia pursuant to the Financial Service Act 2013 and any consent to charge from the relevant state authorities have been obtained (if applicable)

14	The Borrower and/or the Security Party shall have each opened current accounts with the Bank.

15.	Written confirmation from the Bank’s solicitors that all conditions precedent as contained in this Schedule 3 and the Letter of Offer have been complied with.

16.	Written confirmation from the Bank’s solicitors that the executed Financing Documents are valid, legal and binding on the Borrower and/or the Security Party.

Such other conditions precedent as set out in the Letter of Offer.

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SCHEDULE 4

(referred to in the definition of Letters of Offer in Clause 2.1 (Definitions) of this Agreement)

Letters of Offer

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*IN WITNESS WHEREOF the Common Seal of the Borrnwer was hereunto affixed and the Bank by its Attorneys have hereunto set their hands.

The Borrower is hereby reminded to read and understand the terms and conditions contained in this Agreement before affixing its common seal below. In the event there are any terms and conditions in this Agreement that the Borrower do not understand, the Borrower is hereby advised to discuss further with the Bank’s authorised representative before affixing its common seal below.

The Common Seal of the Borrower,

(Company No.
was hereunto affixed
in the presence of:-

Director	Director/Secretary

Name:	Name
MyKad No./	MyKad No.I
Passport No.	Passport No.

SIGNED by	AmBank (M) Berhad
Registration No. 196901000166 (8515-D)
as Attorneys by/for and on behalf of	by its Attorneys
AmBank (M) Berhad
Registration No. 196901000166 (8515-D)

in the presence of:-

*This signing page is applicable where the Borrower is a co,porate entity signing under common seal. To delete this page if not applicable

*IN WITNESS WHEREOF the respective hands of the Borrower and the Attorney of the Bank were hereunto written.

The Borrower is hereby reminded to read and understand the terms and conditions contained in this Agreement before signing below. In the event there are any terms and conditions in this Agreement that the Borrower do not understand, the Borrower is hereby advised to discuss further with the Bank’s authorised representative before signing below.

SIGNED by

in the presence of:-

Kenny Fow
SME Mobile
SME Banking

EMP Solution Sdn Bhd Co. No. 706731-V
EMP

SIGNED by

ArnBank (M) Berhad
Registration No. 196901000166 (8515-D)
by its Attorneys

NORSALINA SHAFIE
SENIOR EXECUTIVE

GOH HUI TECK
ASSISTANT MANAGER

RAMLEELA KISHANLAL
MANAGER

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